National Property REIT Corp.

Combined Consolidated Financial Statements
For the years ended December 31, 2019 and 2018
(With Independent Auditor's Report Thereon)

National Property REIT Corp.
Combined Consolidated Financial Statements
Table of Contents

Independent Auditor's Report

To the Board of Directors
National Property REIT Corp.

We have audited the accompanying combined consolidated financial statements of National Property REIT Corp., which comprise the combined consolidated balance sheet as of December 31, 2019, and the related combined consolidated statements of operations, changes in (deficit) equity and cash flows for the year then ended, and the related notes to the combined consolidated financial statements.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these combined consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on these combined consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined consolidated financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the combined consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the combined consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined consolidated financial statements referred to above present fairly, in all material respects, the financial position of National Property REIT Corp. as of December 31, 2019, and the results of their operations and their cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

CohnReznick

Prior Period Financial Statements

The combined consolidated financial statements of National Property REIT Corp. as of and for the year ended December 31, 2018, were audited by other auditors whose report dated August 1, 2019, expressed an unmodified opinion on those statements.

CohnReznick LLP

New York, New York
June 30, 2020

National Property REIT Corp.
Combined Consolidated Balance Sheets

	December 31, 2019	December 31, 2018
ASSETS		
Real estate assets		
Land	$ 186,447,053	$ 230,994,077
Building and improvements	1,607,281,277	1,685,323,802
Furniture, fixtures, and equipment	106,918,884	106,462,449
Total real estate assets held for investment	1,900,647,214	2,022,780,328
Less: accumulated depreciation	(227,167,198)	(220,837,891)
Net real estate assets held for investment	1,673,480,016	1,801,942,437
Real estate assets held for sale, net	51,480,144	30,252,748
Total real estate assets, net	1,724,960,160	1,832,195,185
Cash and cash equivalents	136,550,418	62,218,982
Restricted cash ($0 and $4,956,275 as of December 31, 2019 and 2018, respectively, related to consolidated variable interest entity ("VIE"))	35,148,797	52,998,143
Accounts receivable, net	8,726,586	5,378,809
Interest receivable ($61,585 and $312,317 as of December 31, 2019 and 2018, respectively, related to consolidated VIE)	580,444	2,937,853
Due from LendingClub Corporation ($23,761 and $179,529 as of December 31, 2019 and 2018, respectively, related to consolidated VIE)	1,958,446	2,863,462
Due from Prosper Funding LLC	140,288	209,786
Due from affiliates	57,269	73,512
Prepaid expenses and other assets	10,647,877	11,352,463
Collateralized loan obligations at fair value	129,052,554	—
Unsecured consumer loans at fair value ($2,407,071 and $16,841,433 as of December 31, 2019 and 2018, respectively, related to consolidated VIE)	53,600,537	181,077,995
Residual interests in securitizations, at fair value	21,955,347	63,160,648
Deferred leasing costs, net	226,484	85,050
Lease intangibles, net	7,034,475	3,233,339
Right-of-use assets	7,037,475	—
TOTAL ASSETS	**$ 2,137,677,157**	**$ 2,217,785,227**
LIABILITIES AND DEFICIT		
Liabilities		
Mortgages payable, net of unamortized discount and debt issuance costs	$ 1,529,699,960	$ 1,615,427,315
Mortgages payable related to real estate assets held for sale, net of unamortized discount and debt issuance costs	47,913,706	32,224,119
Reverse repurchase facilities, at fair value, net of unamortized debt issuance costs	41,143,625	—
Revolving credit facilities, at fair value	—	46,972,955
Debt (net of debt issuance costs) related to consolidated VIE	—	9,798,386
Senior secured term loans, net of debt issuance costs	551,748,438	625,782,185
Accounts payable and accrued expenses	27,209,790	27,276,718
Security deposits	4,635,479	5,184,905
Due to affiliates	8,650,316	8,211,387
Prepaid rent and other liabilities	4,447,730	4,170,270
Lease liabilities	1,225,374	—
Total liabilities	2,216,674,418	2,375,048,240
Commitments and contingencies (Note 20)		
Deficit		
Preferred stock, $0.001 par value, Series A Cumulative Non-Voting, 12.5%; $125,000 liquidation preference, 125 shares authorized, issued and outstanding	109,950	109,950
Common stock, $0.001 par value; 100,000,000 common shares authorized, 3,203,927 and 3,110,101 issued and outstanding, respectively	3,204	3,110
Additional paid-in-capital	167,749,370	154,892,454
Accumulated deficit	(253,972,599)	(331,890,275)
Non-controlling interest	7,112,814	19,621,748
Total deficit	(78,997,261)	(157,263,013)
TOTAL LIABILITIES AND DEFICIT	**$ 2,137,677,157**	**$ 2,217,785,227**

See Notes to Combined Consolidated Financial Statements

National Property REIT Corp.
Combined Consolidated Statements of Operations

	Years Ended December 31,	
	2019	2018
Revenues		
Rental income	$ 241,785,356	$ 231,970,242
Interest income	26,098,139	86,412,671
Other income	34,447,977	33,116,007
Total revenues	302,331,472	351,498,920
Costs and expenses		
Property operating expenses	116,527,232	113,383,427
Management fees	20,000,440	15,765,673
Depreciation and amortization	105,515,294	84,800,841
General and administrative expenses	17,396,144	18,472,572
Total costs and expenses	259,439,110	232,422,513
Other (expense) income		
Interest expense	(208,153,410)	(184,050,309)
Fair value adjustments	(8,651,419)	(48,407,906)
Gain on sale of real estate assets	277,757,453	147,727,373
Gain on involuntary conversions	7,468,509	—
Loss on sale of interest in consolidated VIE	—	(2,261,777)
Total other (expense) income, net	68,421,133	(86,992,619)
Income before income tax	111,313,495	32,083,788
Income tax benefit (expense)	309,411	(31,936)
Net income	111,622,906	32,051,852
Income attributable to non-controlling interest	(32,689,605)	(24,080,348)
Dividends attributable to preferred shares	(15,625)	(15,625)
Net income attributable to common shares	$ 78,917,676	$ 7,955,879

See Notes to Combined Consolidated Financial Statements

National Property REIT Corp.
Combined Consolidated Statements of Changes in (Deficit) Equity

	Preferred Shares	Common Shares	Additional Paid-in-Capital	Accumulated Deficit	Total Stockholders' (Deficit) Equity	Non-Controlling Interest	Total (Deficit) Equity
Balance at December 31, 2017	**$ 109,950**	**$ 2,664**	**$ 281,621,029**	**$ (308,567,214)**	**$ (26,833,571)**	**$ 11,517,263**	**$ (15,316,308)**
Issuance of common shares	—	446	77,454,114	—	77,454,560	—	77,454,560
Contribution from non-controlling interest	—	—	—	—	—	18,581,145	18,581,145
Dividends on common shares	—	—	(204,182,689)	(31,278,940)	(235,461,629)	—	(235,461,629)
Dividends on preferred shares	—	—	—	(15,625)	(15,625)	—	(15,625)
Distributions to non-controlling interest	—	—	—	—	—	(34,557,008)	(34,557,008)
Net income	—	—	—	7,971,504	7,971,504	24,080,348	32,051,852
Balance at December 31, 2018	**$ 109,950**	**$ 3,110**	**$ 154,892,454**	**$ (331,890,275)**	**$ (176,884,761)**	**$ 19,621,748**	**$ (157,263,013)**
Issuance of common shares	—	94	12,856,916	—	12,857,010	—	12,857,010
Contribution from non-controlling interest	—	—	—	—	—	8,276,158	8,276,158
Dividends on common shares	—	—	—	(1,000,000)	(1,000,000)	—	(1,000,000)
Dividends on preferred shares	—	—	—	(15,625)	(15,625)	—	(15,625)
Distributions to non-controlling interest	—	—	—	—	—	(53,474,697)	(53,474,697)
Net income	—	—	—	78,933,301	78,933,301	32,689,605	111,622,906
Balance at December 31, 2019	**$ 109,950**	**$ 3,204**	**$ 167,749,370**	**$ (253,972,599)**	**$ (86,110,075)**	**$ 7,112,814**	**$ (78,997,261)**

See Notes to Combined Consolidated Financial Statements

National Property REIT Corp.
Combined Consolidated Statements of Cash Flows (Continued)

	Years Ended December 31, 2019	2018
Cash Flows from Operating Activities:		
Net income	$ 111,622,906	$ 32,051,852
Adjustments to reconcile net income to net cash (used in) provided by operating activities:		
Depreciation	83,813,627	74,446,077
Amortization of in-place leases	21,616,238	10,354,764
Amortization of leasing commissions	239,114	—
Amortization of other deferred leasing cost	606	—
Amortization of right-of-use assets	84,823	418,012
Amortization of debt issuance costs and debt discounts and premiums	4,397,831	3,019,896
Amortization of discount on collateralized loan obligations	(62,187)	—
Gain on sale of real estate assets	(277,757,453)	(147,727,373)
Gain on involuntary conversions	(7,468,509)	—
Loss on early extinguishment of debt	32,640,453	10,017,347
Fair value adjustments of collateralized loan obligations	211,663	—
Fair value adjustments of unsecured consumer loans	10,978,270	47,135,373
Fair value adjustments of residual interests in securitizations	(2,538,514)	1,272,533
Realized loss on sale of accrued interest into securitizations	—	2,261,777
Income (loss) from accretion on residual interests in securitizations	73,355	(5,005,776)
Changes in operating assets and liabilities:		
Accounts receivable, net	(3,347,777)	(280,282)
Interest receivable	2,357,409	4,618,682
Due to affiliates, net	455,172	1,396,066
Prepaid expenses and other assets	696,196	(1,221,276)
Accounts payable and accrued expenses	2,796,292	(915,143)
Security deposits and other liabilities	(271,966)	1,141,698
Deferred leasing costs	(374,924)	(230,576)
Right-of-use assets	(1,258,388)	—
Lease liabilities	1,225,374	—
Net cash (used in) provided by operating activities	**(19,870,389)**	**32,753,651**
Cash Flows from Investing Activities:		
Acquisition of real estate assets	(299,127,460)	(452,302,972)
Additions to real estate assets	(46,220,647)	(44,375,357)
Additions to lease intangibles	(25,423,604)	(9,212,067)
Acquisition of ground lease	(5,863,910)	—
Proceeds from disposition of real estate assets	635,762,501	285,597,463
Proceeds from involuntary conversions	15,378,136	—
Purchases of collateralized loan obligations	(76,892,755)	—
Purchases of unsecured consumer loans	—	(106,476,634)
Principal payments received on unsecured consumer loans	110,366,182	261,888,655
Proceeds from sale of unsecured consumer loans	—	166,701,211
Proceeds from recoveries and sales of charged-off loans	6,133,006	12,855,452
Purchase of residual interest in securitization	—	(17,052,354)
Principal payments received on securitized residual interests	43,670,460	24,280,221
Decrease in Due from LendingClub Corporation	905,016	2,985,199
Decrease in Due from Prosper Funding LLC	69,498	549,092
Decrease in Due from Avant, Inc.	—	2,214

National Property REIT Corp.
Combined Consolidated Statements of Cash Flows

	Years Ended December 31,	
	2019	2018
Net cash provided by investing activities	**358,756,423**	**125,440,123**
Cash Flows from Financing Activities:		
Proceeds from mortgages payable	273,476,000	410,876,812
Repayments of mortgages payable	(344,772,057)	(142,632,832)
Proceeds from revolving credit facilities	—	58,893,493
Repayments of revolving credit facilities	(46,972,955)	(276,050,897)
Proceeds from reverse repurchase facilities	59,387,000	—
Repayments of reverse repurchase facilities	(17,784,000)	—
Repayments of debt related to consolidated VIE	(9,798,386)	(78,326,559)
Proceeds from senior secured term loan	9,580,620	51,457,676
Repayments of senior secured term loan	(126,000,000)	(106,549,101)
Payment of debt issuance costs	(4,910,458)	(17,128,728)
Payment of debt extinguishment costs	(30,790,699)	(9,021,858)
Proceeds from issuance of common stock	2,395,155	77,454,560
Capital distributions	—	(63,832,077)
Dividends on common shares	(1,000,000)	(31,278,940)
Dividends on preferred shares	(15,625)	(15,625)
Contributions from non-controlling interest	8,276,158	18,581,145
Distributions to non-controlling interests	(53,474,697)	(34,557,008)
Net cash (used in) financing activities	**(282,403,944)**	**(142,129,939)**
Net increase in cash, cash equivalents, and restricted cash	56,482,090	16,063,835
Cash, cash equivalents, and restricted cash, beginning of year	115,217,125	99,153,290
Cash, cash equivalents, and restricted cash, end of year	**$ 171,699,215**	**$ 115,217,125**

	Years Ended December 31,	
	2019	2018
Supplemental Disclosures		
Cash paid during the year for:		
Interest expense	$ 205,026,536	$ 181,427,100
Income taxes	$ 300,087	$ 33,923
Non-cash investing and financing activities:		
Mortgage loan assumed by purchaser upon sale of property	$ —	$ 62,309,441
Accrued additions to real estate assets	$ 1,721,798	$ 4,585,018
Residual interest acquired in securitization	$ —	$ 32,965,958
Increase in borrowings under senior secured term loans	$ —	$ 140,350,612
Purchase of collateralized loan obligations by increasing borrowings under senior secured term loans	$ 41,847,420	$ —
Purchase of collateralized loan obligations by issuing 76,347 shares of common stock	$ 10,461,855	$ —

See Notes to Combined Consolidated Financial Statements

1. Organization

References herein to the "Company", "we", "us", or "our" refer to National Property REIT Corp. ("NPRC"), formerly known as National Property Holdings Corp., unless the context specifically requires otherwise.

The Company is a Maryland corporation and is a real estate investment trust ("REIT") for U.S. federal income tax purposes. The Company was formed to hold for investment, operate, finance, lease, manage, and sell a portfolio of real estate assets and engage in any and all other activities as may be necessary, incidental or convenient to carry out the foregoing. The Company intends to acquire real estate assets, including, but not limited to, industrial, commercial, student housing, self-storage, and multi-family properties. The Company commenced operations on December 31, 2013.

NPH Property Holdings, LLC ("NPH"), a Delaware limited liability company, owns all of the outstanding common stock of the Company. NPH is a wholly owned subsidiary of Prospect Capital Corporation ("PSEC"). On December 31, 2013, PSEC contributed to the Company, through NPH, ownership interests in entities that own real estate properties. In exchange for the contribution of assets, NPH received shares of the Company's common stock. These entities were NPH McDowell, LLC ("Oxford"), APH Carroll 41, LLC ("Bexley"), and 146 Forest Parkway, LLC ("146 FP"). On October 23, 2014, United Property REIT Corp. ("UPRC"), an affiliated entity indirectly owned by PSEC, contributed to the Company, ownership interest in Michigan Storage, LLC ("Michigan"), an entity that owns a portfolio of self-storage real estate properties. UPH Property Holdings, LLC ("UPH"), a Delaware limited liability company, owned all of the outstanding common stock of UPRC. UPH was a wholly owned subsidiary of PSEC. On November 26, 2014, American Property REIT Corp. ("APRC"), an affiliated entity indirectly owned by PSEC, contributed to the Company, ownership interest in APH Carroll Resort, LLC ("The Resort"), an entity that owns a multi-family real estate property. On May 1, 2015, APRC contributed to the Company, ownership interest in 5100 Live Oaks Blvd, LLC ("Amberly"), an entity that owns a multi-family real estate property. APH Property Holdings, LLC ("APH"), a Delaware limited liability company, owned all of the outstanding common stock of APRC. APH was a wholly owned subsidiary of PSEC. These entity contribution transactions are collectively referred to as the "Common Control Transfer".

On May 23, 2016, APRC and UPRC (collectively referred to as the "Affiliated REITs") were merged ("Merger") with and into the Company, with the Company continuing as the surviving corporation. The Affiliated REITs were formed to hold for investment, operate, finance, lease, manage, and sell a portfolio of real estate assets. At the date of Merger, the Affiliated REITs held an investment portfolio of real estate assets owned directly or through joint ventures by making a majority equity investment in property-owning entities. The real estate investments acquired during the Merger are collectively known as the "Merger Investments".

In accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") 805, *Business Combinations*, the Merger and Common Control Transfer transactions noted above were executed between entities under common control. The assets and liabilities of each of the entities acquired through these transactions were recorded at their historical carrying amounts, and the results of operations of these entities have been recognized in the accompanying combined consolidated statements of operations for all periods presented. Subsequent to the Merger during 2016, NPRC's combined consolidated balance sheets reflect the historical carryover basis in the assets and liabilities acquired. The Company has also retrospectively adjusted its financial statements to combine the operating results of the Company and the entities acquired from the date common control began.

National Marketplace Finance, LLC (formerly known as Prospect Finance Company, LLC) ("NMF") is a subsidiary of the Company, and currently owns the online originated unsecured consumer loan portfolio and residual interests in securitizations. NMF holds the interests in ACL Loan Holdings, Inc. ("ACLLH") and American Consumer Lending Limited ("ACLL").

ACLLH was formed to hold the indirect interest in ACL Consumer Loan Trust ("ACL Trust"), which was contributed to ACLLH on June 30, 2014 by the Company, its initial sole member. ACL Trust and American Consumer Lending (Prime), LLC, a subsidiary of ACLL, (collectively with ACL Trust, referred to as the "ACL Subsidiaries"), hold unsecured consumer loans purchased from Prosper Funding LLC ("Prosper").

ACL Consumer Loan Trust III ("ACL Trust III"), a subsidiary of ACLLH, formed on June 10, 2014, and American Consumer Lending III (Near-Prime), LLC, a subsidiary of ACLL, (collectively with ACL Trust III, referred to as the "ACL III Subsidiaries"), formed on June 13, 2014, holds unsecured consumer loans purchased from LendingClub Corporation. ACL Consumer Loan Trust IV ("ACL Trust IV"), a subsidiary of ACLLH, formed on March 23, 2015, and American Consumer Lending IV (Near-Prime), LLC, a subsidiary of ACLL, (collectively with ACL Trust IV, referred to as the "ACL IV Subsidiaries"), formed on January 15, 2015, holds unsecured consumer loans originated by and purchased from LendingClub Corporation. ACL Patient Solutions Trust ("ACL PS"), a subsidiary of ACLLH, formed on October 14, 2015, and ACL Patient Solutions Holdings, LLC, a subsidiary of ACLL, formed on October 5, 2015, holds unsecured consumer loans from NBT Bank, National Association ("NBT"). From October 20, 2015 to December 31, 2018 ACL PS acquired and held unsecured consumer loans as part of a loan purchase and sale agreement

between ACL PS, NBT and Springstone Financial, LLC ("Springstone"), a wholly-owned subsidiary of LendingClub Corporation. ACL Consumer Loan Trust V ("ACL Trust V"), a subsidiary of ACLL, formed on October 16, 2015, holds unsecured consumer loans purchased from Avant II, LLC ("Avant") for the period November 17, 2015 to December 31, 2018. ACL Consumer Loan Trust VI ("ACL Trust VI"), a subsidiary of ACLLH, formed on April 27, 2016, and American Consumer Lending VI, LLC, a subsidiary of ACLL, (collectively with ACL Trust VI, referred to as the "ACL VI Subsidiaries"), formed on November 30, 2015, hold unsecured consumer loans purchased from LendingClub Corporation for the period May 1, 2016 to December 31, 2018. Murray Hill Securitization Holdings Limited ("Murray Hill"), a subsidiary of ACLL, formed on July 24, 2015, holds interest in Murray Hill Marketplace Trust 2016-LC1, a securitization of unsecured consumer loans purchased from LendingClub Corporation for the period October 13, 2016 to December 31, 2018. Murray Hill also holds residual interests in securitizations. Lending Club Corporation and Springstone are hereafter collectively referred to as "Lending Club". American Consumer Lending VII, LLC, a subsidiary of ACLL, formed on October 5, 2017, holds unsecured consumer loans purchased from Prosper and NBT during the period July 28, 2015 to December 31, 2018.

NPH Guarantor, LLC was contributed to NMF on January 13, 2015 by the Company, its initial sole member. NPH Guarantor, LLC is the indemnitor of the ACL III Subsidiaries and ACL PS revolving credit facilities outlined in Note 12. There was no activity in NPH Guarantor, LLC from inception through December 31, 2018.

National General Lending Limited ("NGL"), a subsidiary of the Company, was formed on May 23, 2019 to own various debt tranches in collateralized loan obligations ("CLOs"). NGL holds the CLOs in NGL Subsidiary Ltd. ("NGL Limited"), a wholly owned Cayman Islands limited liability company that was formed August 26, 2019. Operations to buy and sell CLOs commenced on October 30, 2019. In connection with NGL's commencement of operations during 2019, PSEC contributed approximately $12,000,000 in cash and transferred approximately $52,139,000 of CLOs.

2. Significant Accounting Policies

a. *Principles of Reporting and Use of Estimates*

The accompanying combined consolidated financial statements have been prepared in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"), which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of any contingent assets and liabilities at the date of the combined consolidated financial statements and the reported amounts of revenues and expenses during the reported periods.

Management makes significant estimates regarding the allocation of a property's purchase price to the tangible and intangible assets and liabilities acquired, revenue recognition, and determining whether an asset is impaired. These estimates and assumptions are based on management's best estimates and judgment. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment.

As future events and their effects cannot be determined with precision, actual results could materially differ from those estimates.

b. *Basis of Consolidation and Transfers of Financial Assets*

The accompanying combined consolidated financial statements include our accounts and those of our subsidiaries, which are wholly-owned or controlled by us. All intercompany balances and transactions have been eliminated. A non-controlling interest in a consolidated subsidiary is defined as the portion of the equity in a subsidiary not attributable, directly or indirectly, to the Company. Non-controlling interests are required to be presented as a separate component of equity in the combined consolidated balance sheet and the presentation of net income (loss) is modified to present the net income (loss) attributed to controlling and non-controlling interests.

For a variable interest entity ("VIE"), an entity is subject to consolidation if the equity investors either do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support, are unable to direct the entity's activities or are not exposed to the entity's losses or entitled to its residual returns. VIEs that meet certain scope characteristics are required to be consolidated by their primary beneficiary. The primary beneficiary of a VIE is determined to be the party that has both the power to direct the activities of a VIE that most significantly impact the VIEs economic performance and the obligation to absorb losses of the VIE that could potentially be significant to the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE. This determination can sometimes involve complex and subjective analysis. We are required on an ongoing basis to assess whether we are the primary beneficiary of a VIE.

We may periodically enter into transactions in which we sell financial assets. Upon a transfer of financial assets, we may retain or acquire senior or subordinated interests in the related assets. In connection with such transactions,

a determination must be made as to whether we, as the transferor, have surrendered control over transferred financial assets. That determination must consider our continuing involvement in the transferred financial assets, including all arrangements or agreements made contemporaneously with, or in contemplation of, the transfer, even if they were not entered into at the time of the transfer. The financial components approach under applicable GAAP limits the circumstances in which a financial asset, or portion of a financial asset, should be derecognized when the transferor has not transferred the entire original financial asset to an entity that is not consolidated with the transferor in the financial statements being presented and/or when the transferor has continuing involvement with the transferred financial asset. It defines the term “participating interest” to establish specific conditions for reporting a transfer of a portion of a financial asset as a sale.

From time to time, we may securitize unsecured consumer loans we hold if such securitization allows us access to better financing terms. Depending upon the structure of the securitization transaction, these transactions will be accounted for as either a "sale" and the loans will be removed from the combined consolidated balance sheet or as a "financing" with the loans and financing reported on our combined consolidated balance sheet. Significant judgment may be exercised by us in determining whether a transaction should be recorded as a "sale" or a "financing."

In determining the accounting treatment to be applied to securitization transactions, we evaluate whether the entity used to facilitate the transactions was a VIE and, if so, whether the VIE should be consolidated. Based on our evaluations, we have concluded that one of our securitizations is a VIE that should be consolidated. The Company has determined that the other securitizations that we participated in should not be consolidated since, among other things, we concluded that the transfer of the underlying assets qualifies as a sale.

c. ***Purchase Accounting and Acquisitions of Real Estate***

Prior to the Company's adoption of Accounting Standards Update ("ASU") 2017-01 in January 2018, the Company recorded the acquisition of real estate that will be used for the production of income as a business combination. All assets acquired and liabilities assumed in a business combination were measured at their acquisition date fair values. Acquisition costs were expensed as incurred. Upon adoption of ASU 2017-01, the Company records the acquisition of real estate that will be used for the production of income as an asset acquisition, with all assets acquired and liabilities assumed recorded at their acquisition date fair values. Acquisition costs are capitalized and allocated to the acquired tangible assets, consisting of land, building and improvements, furniture, fixtures and equipment. The Company assesses the acquisition date fair values of all tangible assets, and identified lease intangibles, consisting of in-place leases, tenant relationships, deferred leasing costs, and above-market and below-market leases.

Real estate assets, including land, building and improvements, and furniture, fixtures and equipment are stated at historical cost less accumulated depreciation. Costs associated with the development, construction and improvement of the Company’s real estate assets are capitalized as incurred. Costs incurred in making repairs and maintaining real estate assets are expensed as incurred, while major replacements and betterments, which improve or extend the useful life of the asset, are capitalized and depreciated over the estimated useful lives.

The Company records depreciation expense using the straight-line method over the useful lives of the respective assets. The estimated useful lives are as follows:

Category	Term
Building	10 to 51 years
Improvements	1 to 12 years
Furniture, fixtures, and equipment	2 to 17 years

Depreciation expense for the years ended December 31, 2019 and 2018 was $83,813,627 and $74,446,077, respectively, and is included in depreciation and amortization expense in the accompanying combined consolidated statements of operations.

The value of acquired land, buildings and improvements is estimated by formal appraisals, observed comparable sales transactions and information gathered during pre-acquisition due diligence activities. The valuation approach considers the value of the property as if it were vacant. The values of furniture, fixtures and equipment are estimated by calculating their replacement cost and reducing that value by factors based upon estimates of their remaining useful lives.

The value allocated to acquired lease intangibles is based on management’s evaluation of the specific characteristics of each tenant’s lease. Characteristics considered by management in allocating these values include

the nature and extent of the existing business relationships with the tenant, growth prospects for developing new business with the tenant, the remaining term of the lease and the tenant's credit quality, among other factors.

The value of in-place leases and deferred leasing costs are amortized to expense over the remaining term of the respective leases, which range from less than a year to seventeen years. The amount allocated to acquire in-place leases is determined by calculating the estimated time to fill a hypothetically empty property to its stabilization level based on historical observed move-in rates for each property. The intangible assets are calculated by estimating the net cash flows of the in-place leases to be realized, as compared to the net cash flows that would have occurred had the property been vacant at the time of acquisition and subject to lease-up. The amount allocated to deferred leasing costs is determined by what the Company would have paid to a third party to secure a new tenant reduced by the expired term of the respective lease. The value of tenant relationships is amortized over the remaining initial lease term and expected renewals, which is thirty seven years. The amount allocated to tenant relationships is the benefit resulting from the likelihood of a tenant renewing its lease. Acquired intangible assets generally have no residual value. Amortization expense related to these assets was $21,701,666 and $10,354,764 for years ended December 31, 2019 and 2018, respectively.

d. ***Impairment of Real Estate***

The Company reviews the carrying value of its real estate assets and intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If such reviews indicate that the asset may be impaired, given that the carrying amount of an asset exceeds the sum of its expected future cash flows, on an undiscounted basis, the asset's carrying amount is written down to its fair value. Estimating future cash flows and fair values is highly subjective and such estimates could differ materially from actual results. For the years ended December 31, 2019 and 2018, the Company did not record any impairment charges related to real estate assets.

e. ***Assets Held for Sale and Discontinued Operations***

The Company classifies certain real estate assets as held for sale on the combined consolidated balance sheets once the criteria, as defined by GAAP, have been met. Real estate assets to be disposed of are reported at the lower of their carrying amount or fair value minus cost to sell and are no longer depreciated. The Company reports discontinued operations when the disposal of real estate assets represents a strategic shift that has (or will have) a major effect on an entity's operations and financial results. No disposal met the definition of discontinued operations as of December 31, 2019 and 2018.

f. ***Environmental Matters***

Under various federal, state and local environmental laws, statutes, ordinances, rules and regulations, an owner of real property may be liable for the costs of removal or remediation of certain hazardous or toxic substances at, on, in or under such property as well as certain other potential costs relating to hazardous or toxic substances. These liabilities may include government fines and penalties and damages for injuries to persons and adjacent property. Such laws often impose liability without regard to whether the owner knew of, or was responsible for, the presence or disposal of such substances. The Company recognizes a liability for environmental matters if it is probable a liability has been incurred and the amount of loss can be reasonably estimated. As of December 31, 2019 and 2018, the Company is not aware of any environmental matters that would have an impact on the combined consolidated financial statements.

g. ***Fair Value Measurements***

In accordance with ASC Topic 820, *Fair Value Measurement* ("ASC 820"), fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants, in the principal or most advantageous market considering the highest and best use of an asset or nonperformance risk related to a liability, at the measurement date. The Company uses the most observable inputs that are available to measure fair value. Observable inputs are inputs that the market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company's views about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. As a basis for considering market participant assumptions in fair value measurements, ASC 820 establishes a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity's own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy).

- Level 1 - quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities;
- Level 2 - observable prices that are based on inputs not quoted in active markets, but corroborated by market data; and
- Level 3 - unobservable inputs that are used when little or no market data is available.

The fair value hierarchy gives the highest priority to Level 1 inputs and the lowest priority to Level 3 inputs. In determining fair value, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible, as well as considering counterparty credit risk, where applicable, in the Company's assessment of fair value.

The Company carries its mortgages payable, debt related to consolidated VIE, and senior secured term loan at cost, net of unamortized discount, debt issuance costs, and associated amortization, on the accompanying combined consolidated balance sheets.

h. ***Fair Value of Financial Instruments***

Pursuant to ASC Topic 825, *Financial Instruments* ("ASC 825"), which provides entities with an option to report selected financial assets and liabilities at fair value, the Company has made an election to measure its unsecured consumer loans, residual interest in securitizations, and revolving credit facilities at fair value on the combined consolidated balance sheets. We elected to use the fair value option to align the measurement attributes of both our assets and liabilities while mitigating volatility in earnings from using different measurement attributes. Under this election, unsecured consumer loans charged off, recoveries, realized gains (losses), net increase or decrease in unrealized appreciation (depreciation) of the unsecured consumer loans, residual interest in securitizations, and revolving credit facilities are recorded as fair value adjustments on the combined consolidated statements of operations.

i. ***Revenue Recognition***

Rental revenues from residential, student housing, and self-storage tenants are recognized on a contractual basis, as lease periods for these investments are short-term in nature. The Company recognizes reimbursement for utilities and other expenses recoveries as other revenue when earned. Rental revenues from industrial and commercial tenants are recognized on a straight-line basis over the term of the lease. The industrial and commercial leases contain rental increases at specified intervals. The Company records as an asset, and includes in rental revenues, deferred rent receivable that will be received if the tenant makes all rent payments required through the expiration of the initial term of the lease. Deferred rent receivable in the accompanying combined consolidated balance sheets includes the cumulative difference between rental revenue recorded on a straight-line basis and rents received from the tenants in accordance with the respective lease terms.

Minimum future rental receipts under the noncancelable portion of commercial and industrial tenant leases, assuming no new or re-negotiated leases, for the next five years and thereafter is as follows: $1,073,956 (2020), $1,040,719 (2021), $1,040,857 (2022), $504,372 (2023), $209,968 (2024), and $926,783 (thereafter).

Interest income is recognized on an accrual basis, in accordance with the terms of the loan agreement, to the extent that such amounts are expected to be collected. Generally, our unsecured consumer loans are placed on non-accrual status when the loan is greater than 60 days contractually delinquent or charged off, which may occur if a borrower were to declare bankruptcy prior to a loan being 60 days delinquent, at which point the associated interest receivable balance is reversed against the interest income on the combined consolidated statements of operations. For residual interests in securitizations, interest income is recognized using the effective interest method. Under this method, we recognize as interest income, over the life of the securities, the excess of the cash flows expected to be collected over the securities' carrying value. We update our estimates of expected cash flows quarterly and recognize changes in the calculated effective interest rate on a prospective basis. For certain investments held by the Company, cash not received for interest may be recorded through a payment-in-kind ("PIK"). Interest income recorded as PIK is recognized as income in the period received.

Gains and losses on the sale of real estate are recognized pursuant to ASC 610, Gains and Losses from the Derecog*nition of Nonfinancial Assets*. Any gain or loss on sale is measured based on the difference between the amount of consideration received and the carrying amount of the sold real estate asset, less costs to sell. For partial sale of real estate resulting in a transfer of control, the Company measures any noncontrolling interest retained at fair value, and recognizes a gain or loss on the difference between the fair value and the carrying amount of the real estate assets retained.

j. ***Cash and Cash Equivalents***

The Company considers all highly liquid instruments with original maturities of three months or less from the date of purchase to be cash equivalents. Cash and cash equivalents includes funds deposited with financial institutions and short-term, highly liquid overnight investment in money market funds. As of December 31, 2019 and 2018, $54,037,365 and $28,371 of the cash and cash equivalents, respectively, disclosed on the combined consolidated balance sheets represents investments in money market funds, with the remainder held in deposit accounts, substantially all of which exceeded applicable insurance limits.

k. ***Restricted Cash***

Restricted cash consists of cash escrowed under the operating agreements and mortgage agreements for debt service, real estate taxes, property insurance, and capital improvements and other restricted deposits. In addition, restricted cash includes funds deposited with Texas Capital Bank, Bank of New York Mellon, U.S. Bank National Association, and NBT in relation to the revolving credit facilities outlined in Note 12. As of December 31, 2019 and 2018, $604,938 and $7,270,299 of the restricted cash, respectively, disclosed on the combined consolidated balance sheets represents investments in money market funds.

l. ***Unsecured Consumer Loans***

Unsecured consumer loans consist of individual loans purchased from various originators of unsecured consumer loans ("Lending Platforms") under terms of the Company's agreement with the respective platforms, who are sellers of the unsecured consumer loans that continue to service such loans. Unsecured consumer loans made through the Lending Platforms are issued by WebBank, an FDIC-insured, Utah chartered industrial bank, except for loans issued by NBT. After funding a loan, WebBank sells the loan to the Lending Platform, without recourse, in exchange for the principal amount of the loan. Loans issued by NBT are purchased by the Company as part of a loan purchase and sale agreement between ACL PS, NBT and Springstone. All loans purchased are unsecured obligations of individual borrowers with a fixed interest rate and loan terms set between 12 and 84 months. Unsecured consumer loans are recorded on the date purchased by the Company, which is generally at least fifteen days after origination. Unsecured consumer loans are charged off in the month that the loan becomes greater than 120 days contractually delinquent or in the month that the borrower has entered bankruptcy, at which point the outstanding principal amount is written off against the principal of the unsecured consumer loans on the combined consolidated balance sheets which results in a fair value adjustment on the combined consolidated statements of operations. Recoveries on charged off loans and sales of charged off loans to third parties are recorded as received, net of fees.

m. ***Due from Lending Platforms***

LendingClub and Prosper are online marketplace Lending Platforms from which we purchase unsecured consumer loans. The Due from LendingClub Corporation and Due from Prosper Funding LLC amounts presented on the combined consolidated balance sheets represent cash deposited at LendingClub and Prosper, respectively.

n. ***Allowance for Doubtful Accounts***

The Company continuously monitors collections from its tenants and recognizes an allowance for uncollectible accounts based on a specific tenant collection issues that the Company has identified. When management has determined that receivables are uncollectible, they are written off against the allowance for doubtful accounts.

o. ***Asset Management and Management Services***

Management fee expenses are recognized when incurred in accordance with the terms of each respective management agreement.

p. ***Debt Issuance Costs and Unamortized Debt Discounts***

The Company defers costs incurred in connection with obtaining financing and amortizes the costs using the straight-line method, which approximates the effective interest rate method, over the terms of the related debt as a component of interest expense. The Company also recognizes a debt discount or premium in connection with mortgages assumed at fair value in accordance with ASC 805. Debt issuance costs and unamortized debt discounts have been presented as a direct deduction to our mortgages payable, mortgages payable related to real estate assets held for sale, debt related to consolidated VIE, and senior secured term loans in the accompanying combined consolidated balance sheets.

At December 31, 2019 and 2018, the Company had net debt issuance costs and debt discounts of $23,198,406 and $24,994,907, respectively. Amortization of debt issuance costs and debt discounts of $4,397,831 and

$3,019,896 are included in interest expense in the combined consolidated statements of operations for the years ended December 31, 2019 and 2018, respectively.

q. ***Non-controlling Interests***

Non-controlling interests are comprised of the Company's joint venture partners' interests in the joint ventures in real estate properties that the Company consolidates. The Company reports its joint venture partners' interests in its consolidated real estate joint ventures and other subsidiary interests held by third parties as non-controlling interests. The Company records these non-controlling interests at their initial fair value, adjusting the basis prospectively for their share of the respective consolidated investments' net income or loss and equity contributions and distributions. These non-controlling interests are not redeemable by the equity holders and are presented as part of permanent equity. Income and losses are generally allocated pro rata based on the respective ownership percentages until the venture reaches certain performance measures, at which time the other venture party will be entitled to preferred distributions (profit interests).

r. ***Income Taxes***

The Company elected to be taxed as a REIT for U.S. federal income tax purposes, under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"). The Company believes it operates in such a manner as to qualify for treatment as a REIT for federal income tax purposes. Accordingly, the Company generally will not be subject to federal income tax, provided that distributions to its stockholders equal at least the amount of its taxable income. A REIT is subject to a number of organizational and operational requirements, including, among others, a requirement that it currently distributes at least 90% of its taxable income to stockholders, subject to certain adjustments. If the Company fails to qualify as a REIT in any taxable year without the benefit of certain relief provisions, it will be subject to federal and state income taxes on its taxable income at regular corporate income tax rates. Even if the Company qualifies for taxation as a REIT, the Company may be subject to certain state or local taxes on its income, property or net worth and federal taxes and excise taxes on its undistributed income. In addition, taxable income from non-REIT activities managed through the Company's taxable REIT subsidiaries ("TRS") will be fully subject to federal, state and local income taxes.

The Company accounts for TRS income taxes under the liability method as required by ASC Topic 740, *Income Taxes*. Under the liability method, deferred income taxes are recognized for the temporary differences between the GAAP basis and tax basis of the TRS income, assets and liabilities. For the years ended December 31, 2019 and 2018, several of the Company's subsidiaries were considered taxable corporations for U.S. federal and state income tax purposes. The taxable U.S. corporate subsidiaries are subject to corporate level U.S. federal, state and local income tax on their net taxable income.

ASC 740, *Income Taxes* ("ASC 740") provides guidance for how uncertain tax positions should be recognized, measured, presented, and disclosed in the combined consolidated financial statements. ASC 740 requires the evaluation of tax positions taken or expected to be taken in the course of preparing our tax returns to determine whether the tax positions are "more-likely-than-not" of being sustained by the applicable tax authority. Tax positions not deemed to meet the more-likely-than-not threshold are recorded as a tax benefit or expense in the current year. As of December 31, 2019 and 2018, we did not have a liability for any unrecognized tax benefits. Management's determinations regarding ASC 740 may be subject to review and adjustment at a later date based upon factors including, but not limited to, an ongoing analysis of tax laws, regulations and interpretations thereof. We file tax returns for U.S. Federal, various states and foreign jurisdictions. The statute of limitation is open for all jurisdictions for tax years beginning in 2016.

The Company's policy is to classify interest and penalties on tax positions, if any, as expenses. For the years ended December 31, 2019 and 2018, no interest and penalties have been accrued.

s. ***Concentration of Counterparty Risk and Credit Risk***

In the normal course of its business, the Company encounters counterparty risk and credit risk. Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents, restricted cash, principal and interest outstanding on unsecured consumer loans, and amounts deposited with each of the Company's Lending Platforms. Counterparty risk represents the risk that we would incur if the counterparties failed to perform pursuant to the terms of their agreements with us.

t. ***Servicing, Collection and Upfront Fees***

The Company incurs a monthly servicing fee for each outstanding unsecured consumer loan, which is payable to the Lending Platforms for managing payments from borrowers and maintaining loan account portfolios. The Company incurs collection fees on amounts recovered from delinquent loans, which is payable to the Lending

Platforms. The Company incurs an upfront fee on unsecured consumer loans purchased from Avant. All servicing, collection and upfront fees are expensed as incurred.

u. ***Recent Accounting Pronouncements***

In May 2014, the FASB issued ASU 2014-09, *Revenue from Contracts with Customers*, which establishes a single revenue recognition model for all entities, regardless of industry. ASU 2014-09 requires an entity to recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. It also requires certain additional disclosures. In March 2016, the FASB issued an update (ASU 2016-08) to ASC 606, Principal Versus Agent Considerations (Reporting Revenue Gross versus Net), which provides the implementation guidance on principal versus agent considerations. In April 2016, the FASB issued an update (ASU 2016-10) to ASC 606, Identifying Performance Obligations and Licensing, which provides clarification related to identifying performance obligations and licensing implementation guidance in ASU 2014-09. In May 2016, the FASB issued an update (ASU 2016-12) to ASC 606, Narrow-Scope Improvements and Practical Expedients, which amends certain aspects of the new revenue recognition standard. Adoption of this standard did not have a material effect on the combined consolidated financial statements.

In November 2016, the FASB issued ASU 2016-18, *Statement of Cash Flows* (Topic 230): Restricted Cash (“ASU 2016-18”) to require that a statement of cash flows explain the change during the period in restricted cash or restricted cash equivalents, in addition to changes in cash and cash equivalents. That is, restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. Consequently, transfers between cash and restricted cash will not be presented as a separate line item in the operating, investing or financing sections of the cash flow statement. The ASU includes examples of the revised presentation guidance, and additional presentation and disclosure requirements apply. The ASU is effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. For all other entities, the ASU is effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. The amendments should be applied retrospectively to each period presented. Early adoption is permitted, including adoption in an interim period. If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. The adoption of the amended guidance in ASU 2016-18 did not have a significant effect on our combined consolidated financial statements and disclosures.

In February 2016, the FASB issued an update (“ASU 2016-02”) establishing ASC Topic 842, Leases ("ASC 842"), as amended by subsequent ASUs on the topic, which sets out the principles for the recognition, measurement, presentation and disclosure of leases for both lessees and lessors. ASU 2016-02 requires lessees to apply a two-method approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase. Lessees are required to record a right-of-use ("ROU") asset and a lease liability for all leases with a term of greater than 12 months. Lease liabilities equal the present value of future lease payments. Right-of-use assets equal the lease liabilities adjusted for accrued rent expense, initial direct costs, lease incentives and prepaid lease payments. Leases with a term of 12 months or less will be accounted for similar to the previously existing lease guidance under ASC Topic 840, Leases ("ASC 840"). Lease expense is recognized based on the effective interest method for finance leases or on a straight-line basis for operating leases. The accounting applied by the lessor is largely unchanged from that applied under ASC 840.

The Company early adopted this standard effective January 1, 2019. The Company has completed its evaluation of the overall impact of the adoption of ASU 2016-02 on the combined consolidated financial statements and accounting policies. As of December 31, 2019, the Company had two leases classified as operating lease and recorded right-of-use assets and lease liabilities equal to the present value of the future lease payments. The Company will continue to recognize expense on a straight-line basis for these leases. The Company recorded an aggregate of $7,037,475 of ROU assets and a corresponding $1,225,374 of lease liabilities as a result of the adoption of this standard.

In August 2018, FASB issued an update, (“ASU 2018-13”) Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement, to ASC Topic 820, Fair Value Measurement. ASU 2018-13 modifies the disclosure requirements for fair value measurements by removing, modifying, and/or adding certain disclosures. Entities are no longer required to disclose the amount of and reasons for transfers between Level 1 and Level 2 of the fair value hierarchy. Nonpublic entities are required to disclose transfers into and out of Level 3 of the fair value hierarchy, and purchases and issuances of Level 3 assets and liabilities. For nonpublic entities, this update eliminates the requirements to disclose the valuation processes for Level 3 fair value measurements, to reconcile the opening balances to the closing balances of recurring Level 3 fair value measurements, and to

disclose changes in unrealized gains and losses for the period included in earnings for recurring level 3 fair value measurements held at the end of the reporting period. ASU 2018-13 is effective for reporting periods in fiscal years beginning after December 15, 2019 for nonpublic reporting entities. An entity is permitted to early adopt by modifying existing disclosures and delay adoption of the additional disclosures until the effective date. The Company early adopted the ASU 2018-13 disclosure provision which did not have a material impact on the Company's combined consolidated financial statements.

v. ***Collateralized Loan Obligations ("CLOs")***

The Company holds investments in CLOs which are subordinated debt interests in syndicated loans managed by third party collateral managers with industry experience. The outstanding investment range in expected maturity from April 2027 to October 2032 and pays interest based on the three-month LIBOR ("3ML") plus 5.45% to 9.45%.

Secondary CLOs purchased from a broker are recorded on the trade date and are recorded as the settlement value of cash, plus purchased accrued interest. Purchased accrued interest is treated as a return of capital upon receipt within the first two quarterly payment cycles. The discount to par is amortized over the expected maturity of the CLO debt, which is calculated using estimated cash flows on the date of purchase.

Primary CLOs purchased either from the collateral manager or the broker are recorded on the settled date, to reflect the potential changes, updates or resizing of the position, due to the long-term nature of settlement. The typical settlement time for DTC bonds is three days. Amortization of an original issue discount is calculated to expected maturity date, based on projected cash flows at the time of purchase, and recorded over the expected life of the bond.

Gains or losses from the sale or call of CLO are recorded as a realized gain or loss on the combined consolidated statements of operations and recognized on the date of sale or call. Restructured or permanently impaired CLOs are recorded in the period of measurement and recorded on the combined consolidated statements of operations as a realized gain or loss and amortized to expected maturity based on the available cash flows at the time of measurement. Unrealized gains or losses are recorded on the combined consolidated statements of operations and recognized on each valuation date.

3. Recent Real Estate Transactions

Acquisition of Real Estate Assets Held for Investment

During 2019 and 2018, the Company acquired the following properties:

- On October 28, 2019, the Company, together with a joint venture partner, acquired Sterling Place, a multi-family property located in Columbus, Ohio for an aggregate purchase price of $41,500,000 exclusive of acquisition and closing costs. For the purchase of this property, the joint venture obtained bank financing of $34,196,000. On the date of acquisition, the fair value of the non-controlling interest in the joint venture was $718,811.
- On October 15, 2019, the Company, together with a joint venture partner, acquired Parcstone and Stone Ridge, two multi-family properties located in Fayetteville, North Carolina for an aggregate purchase price of $66,900,000 exclusive of acquisition and closing costs. For the purchase of this property, the joint venture obtained bank financing of $44,789,000. On the date of acquisition, the fair value of the non-controlling interest in the joint venture was $3,181,320.
- On July 30, 2019, the Company, together with a joint venture partner, acquired Druid Hills, a multi-family property located in Atlanta, Georgia for an aggregate purchase price of $96,000,000 exclusive of acquisition and closing costs. For the purchase of this property, the joint venture obtained bank financing of $79,104,000. On the date of acquisition, the fair value of the non-controlling interest in the joint venture was $869,165.
- On June 28, 2019, the Company, together with a joint venture partner, acquired The Isle, a multi-family property located in Orlando, Florida for an aggregate purchase price of $26,500,000 exclusive of acquisition and closing costs. For the purchase of this property, the joint venture obtained bank financing of $21,200,000. On the date of acquisition, the fair value of the non-controlling interest in the joint venture was $553,295.
- On January 9, 2019, the Company, together with a joint venture partner, acquired Hamptons Apartments, a multi-family property located in Beachwood, Ohio for an aggregate purchase price of $96,500,000 exclusive of acquisition and closing costs. For the purchase of this property, the joint venture obtained bank financing of $79,520,000. On the date of acquisition, the fair value of the non-controlling interest in the joint venture was $1,668,388.
- On October 30, 2018, the Company, together with a joint venture partner, acquired Lorring Park, a multi-family property located in Forestville, Maryland for an aggregate purchase price of $58,521,100 exclusive of acquisition

and closing costs. For the purchase of this property, the joint venture obtained bank financing of $47,680,000. On the date of acquisition, the fair value of the non-controlling interest in the joint venture was $3,678,029.

- On September 21, 2018, the Company, together with a joint venture partner, acquired Ashwood Ridge, a multi-family property located in Jonesboro, Georgia for an aggregate purchase price of $9,600,000 exclusive of acquisition and closing costs. For the purchase of this property, the joint venture obtained bank financing of $7,300,000. On the date of acquisition, the fair value of the non-controlling interest in the joint venture was $0.
- On August 30, 2018, the Company, together with a joint venture partner, acquired Crown Pointe, a multi-family property located in Danbury, Connecticut for an aggregate purchase price of $108,500,000 exclusive of acquisition and closing costs. For the purchase of this property, the joint venture obtained bank financing of $89,400,000. On the date of acquisition, the fair value of the non-controlling interest in the joint venture was $5,005,036.
- On August 8, 2018, the Company, together with a joint venture partner, acquired Falling Creek, a multi-family property located in Richmond, Virginia for an aggregate purchase price of $25,000,000 exclusive of acquisition and closing costs. For the purchase of this property, the joint venture obtained bank financing of $19,335,000. On the date of acquisition, the fair value of the non-controlling interest in the joint venture was $744,100.
- On July 20, 2018, the Company, together with a joint venture partner, acquired Villages of Wildwood, a multi-family property located in Fairfield, Ohio for an aggregate purchase price of $46,500,000 exclusive of acquisition and closing costs. For the purchase of this property, the joint venture obtained bank financing of $39,525,000. On the date of acquisition, the fair value of the non-controlling interest in the joint venture was $825,242.
- On June 1, 2018, the Company, together with a joint venture partner, acquired Olentangy Commons, a multi-family property located in Columbus, Ohio for an aggregate purchase price of $113,000,000 exclusive of acquisition and closing costs. For the purchase of this property, the joint venture obtained bank financing of $92,876,000. On the date of acquisition, the fair value of the non-controlling interest in the joint venture was $1,886,823.
- On May 9, 2018, the Company, together with a joint venture partner, acquired Laurel Pointe and Bradford Ridge, two multi-family properties located in Forest Park, Georgia for an aggregate purchase price of $45,505,000 exclusive of acquisition and closing costs. For the purchase of these properties, the joint venture obtained bank financing of $36,400,000. On the date of acquisition, the fair value of the non-controlling interest in the joint venture was $5,000,000.
- On January 9, 2018, the Company, together with a joint venture partner, acquired Steeplechase, a multi-family property located in Largo, Maryland for an aggregate purchase price of $44,500,000 exclusive of acquisition and closing costs. For the purchase of this property, the joint venture obtained bank financing of $36,668,000. On the date of acquisition, the fair value of the non-controlling interest in the joint venture was $793,764.

The below listed 2019 and 2018 acquisitions have been accounted for as asset acquisitions. The purchase price was allocated to the acquired assets and liabilities based on their estimated fair values at the date of acquisition. The Company allocated the purchase price, plus capitalized acquisition costs, of the properties acquired during 2019 and 2018 as follows:

Property	Land	Building	Improvements	FF&E	Lease Intangibles and Right-Of-Use Assets	Total Purchase Price
2019 Acquisitions:						
Hamptons	$ 5,103,705	$ 83,440,534	$ 1,396,601	$ 770,106	$ 6,938,534	$ 97,649,480
The Isle	4,078,734	19,987,827	1,156,656	101,460	1,592,939	26,917,616
Druid Hills	—	75,676,485	3,824,510	1,200,246	16,876,388	97,577,629
Parcstone	4,396,654	36,402,019	669,767	218,096	3,603,258	45,289,794
Stone Ridge	2,769,370	17,502,875	337,263	96,183	1,460,402	22,166,093
Sterling Place	4,390,362	33,352,408	1,963,579	292,020	2,027,018	42,025,387
Total 2019:	**$ 20,738,825**	**$ 266,362,148**	**$ 9,348,376**	**$ 2,678,111**	**$ 32,498,539**	**$ 331,625,999**
2018 Acquisitions:						
Steeplechase	$ 3,418,694	$ 37,894,167	$ 2,430,222	$ 998,855	$ 894,174	$ 45,636,112
Laurel Pointe	2,616,452	27,519,537	1,949,317	865,233	903,697	33,854,236
Bradford Ridge	1,495,759	9,865,644	795,616	392,504	315,549	12,865,072
Ashwood Ridge	1,396,696	7,646,172	499,566	244,668	232,058	10,019,160
Olentangy Commons	7,945,269	97,637,479	4,463,475	3,078,881	1,137,127	114,262,231
Villages of Wildwood	5,500,080	36,949,740	1,964,305	1,726,550	954,845	47,095,520
Falling Creek	3,182,739	19,996,811	439,720	1,476,205	583,775	25,679,250
Crown Pointe	16,133,196	87,170,476	2,734,961	1,772,091	2,560,946	110,371,670
Lorring Park	4,114,949	52,215,802	1,332,255	2,438,886	1,629,896	61,731,788
Total 2018:	**$ 45,803,834**	**$ 376,895,828**	**$ 16,609,437**	**$ 12,993,873**	**$ 9,212,067**	**$ 461,515,039**

The weighted average amortization period of acquired in-place leases was approximately 6 months for each of the years ended December 31, 2019 and 2018, respectively.

Summarized information regarding properties sold during the years ended December 31, 2019 and 2018, is set forth in the table below:

Property	Disposition Date	Asset Type	Gross Sale Price	Gain on Sale
2019 Dispositions:				
Vinings Corner	1/18/2019	Multifamily	$ 58,880,000	$ 28,093,508
Lofton Place	5/21/2019	Multifamily	43,150,000	19,798,619
South Atlanta	6/28/2019	Multifamily	164,000,000	87,122,334
Resort	8/30/2019	Multifamily	322,000,000	116,522,738
Bartram	9/12/2019	Multifamily	57,750,000	26,220,254
Total 2019:			**$ 645,780,000**	**$ 277,757,453**
2018 Dispositions:				
Central Park	1/11/2018	Multifamily	$ 52,750,000	$ 19,761,152
St. Marin	2/22/2018	Multifamily	94,000,000	27,934,801
Matthews Reserve	8/29/2018	Multifamily	33,800,000	13,875,452
Amberly Place	10/12/2018	Multifamily	102,150,000	49,521,799
City West	11/15/2018	Multifamily	44,000,000	22,677,782
Island Club	12/14/2018	Multifamily	24,800,000	13,956,387
Total 2018:			**$ 351,500,000**	**$ 147,727,373**

4. Real Estate Assets

The Company's ownership interests in real estate properties range from 67% to 100% via either direct ownership or ownership of a property owning entity. Through its ownership interests, the Company controls and therefore consolidates the properties and property owning entities. The interest owned by the other joint venture partner is reflected as non-controlling interest in these combined consolidated financial statements.

The Company's real estate assets consisted of the following as of December 31, 2019 and 2018:

Property	Acquisition Date	Ownership Percentage	Asset Type	Location	Real Estate Assets, Net of Accumulated Depreciation 2019	2018
Filet of Chicken	10/24/2012	100.0%	Industrial	Forest Park, GA	$ 4,546,513	$ 4,707,023
Lofton Place	4/30/2013	93.2%	Multifamily	Tampa, FL	—	22,427,510
Arlington Park	5/8/2013	93.3%	Multifamily	Marietta, GA	8,600,121	12,538,144
The Resort	6/24/2013	100.0%	Multifamily	Pembroke Pines, FL	—	204,408,689
Cordova Regency	11/15/2013	99.3%	Multifamily	Pensacola, FL	11,780,045	11,959,762
Crestview at Oakleigh	11/15/2013	99.3%	Multifamily	Pensacola, FL	14,794,898	15,110,730
Inverness Lakes	11/15/2013	99.3%	Multifamily	Mobile, AL	24,985,487	25,349,426
Kings Mill	11/15/2013	99.3%	Multifamily	Pensacola, FL	17,372,443	17,665,502
Plantations at Pine Lake	11/15/2013	99.3%	Multifamily	Tallahassee, FL	15,361,853	15,687,356
Verandas at Rocky Ridge	11/15/2013	99.3%	Multifamily	Vestavia Hills, AL	13,247,126	13,419,318
Vinings Corner	11/19/2013	90.0%	Multifamily	Smyrna, GA	—	30,252,748
Eastwood Village	12/12/2013	92.6%	Multifamily	Stockbridge, GA	—	22,150,639
Monterey Village	12/12/2013	92.6%	Multifamily	Jonesboro, GA	—	9,742,626
Hidden Creek	12/12/2013	92.6%	Multifamily	Morrow, GA	—	4,004,118
Meadow Springs	12/12/2013	92.6%	Multifamily	College Park, GA	—	10,792,548
Meadow View	12/12/2013	92.6%	Multifamily	College Park, GA	—	11,777,532
Peachtree Landing	12/12/2013	92.6%	Multifamily	Fairburn, GA	—	14,489,647
Indigo	12/31/2013	100.0%	Multifamily	Jacksonville, FL	—	31,463,541
Crestview at Cordova	1/17/2014	99.3%	Multifamily	Pensacola, FL	7,045,826	7,121,015
Taco Bell, OK	6/4/2014	100.0%	Commercial	Yukon, OK	1,239,869	1,049,746
Taco Bell, MO	6/4/2014	100.0%	Commercial	Marshall, MO	1,005,451	1,296,357
Chesterfield	8/19/2014	85.0%	Self-Storage	Chesterfield, MI	4,491,009	4,637,282
Wyoming	8/19/2014	85.0%	Self-Storage	Wyoming, MI	3,907,406	4,019,356
Grand Rapids	8/19/2014	85.0%	Self-Storage	Grand Rapids, MI	5,656,115	5,868,365
Westland	8/28/2014	85.0%	Self-Storage	Westland, MI	3,899,111	4,007,927
State Street	8/28/2014	85.0%	Self-Storage	Ann Arbor, MI	3,472,548	3,541,615

Property	Acquisition Date	Ownership Percentage	Asset Type	Location	Real Estate Assets, Net of Accumulated Depreciation 2019	2018
Jackson	8/28/2014	85.0%	Self-Storage	Ann Arbor, MI	7,087,956	7,224,688
Kalamazoo	8/28/2014	85.0%	Self-Storage	Kalamazoo, MI	2,017,841	2,012,388
Canterbury	9/29/2014	92.5%	Multifamily	Fort Wayne, IN	62,825,588	64,639,982
Abbie Lakes	9/30/2014	79.1%	Multifamily	Canal Winchester, OH	10,992,585	11,373,400
Brooksedge	9/30/2014	79.1%	Multifamily	Reynoldsburg, OH	10,789,150	11,205,692
Reserve at Abbie Lakes	9/30/2014	79.1%	Multifamily	Canal Winchester, OH	24,800,644	25,897,491
Lakes Edge	9/30/2014	79.1%	Multifamily	Pickerington, OH	11,137,581	11,296,249
Sunbury Ridge	9/30/2014	79.1%	Multifamily	Columbus, OH	12,507,874	12,995,078
Stonebridge	9/30/2014	79.1%	Multifamily	Blacklick, OH	18,545,999	19,226,375
Jefferson Chase	9/30/2014	79.1%	Multifamily	Blacklick, OH	11,583,326	12,135,282
Lake Ridge	10/29/2014	79.1%	Multifamily	Hilliard, OH	6,424,839	6,810,090
Okemos	1/16/2015	85.0%	Self-Storage	Okemos, MI	5,650,205	5,802,658
Lansing West	1/16/2015	85.0%	Self-Storage	Lansing West, MI	1,361,578	1,411,813
Novi	1/16/2015	85.0%	Self-Storage	Novi, MI	5,322,740	5,442,779
Lake Orion	1/16/2015	85.0%	Self-Storage	Lake Orion, MI	5,592,980	5,724,872
Ypsilanti	1/16/2015	85.0%	Self-Storage	Ypsilanti, MI	3,020,654	3,005,813
Orchard Village	11/5/2015	80.0%	Multifamily	Aurora, IL	31,106,961	31,988,931
Sterling Crimson	9/28/2016	67.0%	Student Housing	Tuscaloosa, AL	45,984,297	47,531,964
Hawks Ridge	9/28/2016	67.0%	Student Housing	Iowa City, IA	28,806,810	29,997,290
Islander Village	9/28/2016	67.0%	Student Housing	Corpus Christi, TX	12,071,274	12,630,745
Campus Quarters	9/28/2016	67.0%	Student Housing	Corpus Christi, TX	15,591,204	16,187,706
District on Luther	9/28/2016	67.0%	Student Housing	College Station, TX	35,249,758	36,937,333
West 22	9/28/2016	67.0%	Student Housing	Kennesaw, GA	49,292,767	50,814,007
Legacy	9/28/2016	67.0%	Student Housing	Statesboro, GA	6,850,691	7,303,224
University Crossing	9/28/2016	67.0%	Student Housing	Manhattan, KS	19,501,057	20,761,413
Union Place	12/7/2016	85.0%	Multifamily	Franklin, MA	59,501,119	60,883,357
Seasons	1/30/2017	92.5%	Multifamily	Laurel, MD	173,651,449	178,751,956
Villages of Baymeadows	10/31/2017	92.5%	Multifamily	Jacksonville, FL	89,207,984	91,970,457
Casa del Mar	10/31/2017	92.5%	Multifamily	Jacksonville, FL	14,934,564	14,994,932
Silver Oaks	11/8/2017	92.5%	Multifamily	Southfield, MI	15,616,750	16,106,049
Sutton Place	11/8/2017	92.5%	Multifamily	Southfield, MI	48,712,129	49,999,371
Steeplechase	1/10/2018	92.5%	Multifamily	Largo, MD	43,123,289	44,087,491
Laurel Pointe	5/9/2018	69.2%	Multifamily	Forest Park, GA	32,149,625	31,930,021
Bradford Ridge	5/9/2018	69.2%	Multifamily	Forest Park, GA	12,017,264	12,204,323
Ashwood Ridge	9/21/2018	69.2%	Multifamily	Jonesboro, GA	9,693,648	9,700,116
Olentangy Commons	6/1/2018	92.5%	Multifamily	Columbus, OH	112,098,035	113,167,934
Villages of Wildwood	7/20/2018	92.5%	Multifamily	Fairfield, OH	45,105,897	47,002,097
Falling Creek	8/8/2018	90.0%	Multifamily	Richmond, VA	24,028,354	24,736,446
Crown Pointe	8/30/2018	80.0%	Multifamily	Danbury, CT	104,303,619	106,845,758
Lorring Park	10/30/2018	80.0%	Multifamily	Forestville, MD	60,057,959	59,969,092
Hamptons	1/9/2019	92.5%	Multi-Family	Beachwood, OH	87,632,546	—
The Isle	6/28/2019	92.5%	Multi-Family	Orlando, FL	25,466,106	—
Druid Hills	7/30/2019	96.3%	Multi-Family	Atlanta, GA	79,420,711	—
Parcstone	10/15/2019	88.0%	Multi-Family	Fayetteville, NC	42,072,648	—
Stone Ridge	10/15/2019	88.0%	Multi-Family	Fayetteville, NC	20,891,018	—
Sterling Place	10/28/2019	92.5%	Multi-Family	Columbus, OH	39,753,266	—
Total net real estate assets					**$ 1,724,960,160**	**$ 1,832,195,185**

5. Lease Intangibles

Lease intangibles consist of the following:

	As of December 31, 2019			As of December 31, 2018		
	Lease Intangibles	Accumulated Amortization	Lease Intangibles, net	Lease Intangibles	Accumulated Amortization	Lease Intangibles, net
In-place leases	$ 75,909,491	$ (69,446,277)	$ 6,463,214	$ 55,716,988	$ (53,099,859)	$ 2,617,129
Above-market leases	—	—	—	—	—	—
Below-market leases	—	—	—	—	—	—
Tenant relationships	239,208	(46,125)	193,083	239,208	(39,689)	199,519
Deferred leasing costs	635,325	(257,147)	378,178	635,325	(218,634)	416,691
Total	**$ 76,784,024**	**$ (69,749,549)**	**$ 7,034,475**	**$ 56,591,521**	**$ (53,358,182)**	**$ 3,233,339**

Future amortization expense for the Company's lease intangibles is as follows: $6,055,327 (2020), $95,686 (2021), $95,686 (2022), $95,686 (2023), $95,686 (2024), and $596,404 (thereafter).

6. Real Estate Assets Held for Sale

As of December 31, 2019, the real estate assets held by the Michigan self-storage portfolio met the criteria to be classified as held for sale. The Company entered into a purchase and sale agreement with an unrelated third party on November 4, 2019. The sale closed on January 9, 2020, resulting in the recognition of a gain in the amount of $48,964,341.

Below is a summary of the major classes of real estate assets classified as held for sale:

Real Estate Assets Held for Sale	December 31, 2019	December 31, 2018
Land	$ 6,457,102	$ 3,357,357
Building and improvements	55,191,302	32,131,944
Furniture, fixtures, and equipment	12,640	1,494,666
Less: accumulated depreciation	(10,180,900)	(6,731,219)
Total net real estate assets held for sale	**$ 51,480,144**	**$ 30,252,748**

7. Involuntary Conversions

During 2019, the Company wrote off real estate assets from fire damages, an eminent domain condemnation, and theft. As of December 31, 2019, proceeds of $15,378,136 were received. For the year ended December 31, 2019, a gain from involuntary conversion of $7,468,509 was recorded in relation to the assessed outcome of the damages and is included as gain on involuntary conversions on the combined consolidated statements of operations.

8. Unsecured Consumer Loans

The Company purchased $0 and $106,476,634 of aggregate principal in unsecured consumer loans from LendingClub and NBT during the years ended December 31, 2019 and 2018, respectively.

During the year ended December 31, 2018, the Company purchased a trust certificate in LendingClub Issuance Trust, Series 2016-NP1 ("LCIT 2016-NP1") with a fair value of $5,665,256 representing a 59.32% interest in LCIT 2016-NP1. We were not involved in the design or creation of the trust and our continuing involvement is typically passive in nature and does not provide us with the power to direct the activities that most significantly impact the economic performance of the securitization trust. As a result, the Company does not consolidate the Club 2017 Securitization trust associated with this securitization.

During the year ended December 31, 2018, the Company purchased a trust certificate in LendingClub Issuance Trust, Series 2016-NP2 ("LCIT 2016-NP2") with a fair value of $10,458,276 representing a 72.60% interest in LCIT 2016-NP2. We were not involved in the design or creation of the trust and our continuing involvement is typically passive in nature and does not provide us with the power to direct the activities that most significantly impact the economic performance of the securitization trust. As a result, the Company does not consolidate the Club 2017 Securitization trust associated with this securitization.

On March 21, 2018, the Company sold 28,474 of unsecured consumer loans (with a cost of $200,001,980 and accrued interest of $2,261,777) previously purchased from LendingClub to Consumer Loan Underlying Bond (CLUB) Depositor, LLC ("Club 2018-NP-1") for proceeds of $166,701,211 net of related transaction expenses, and a trust certificate with

a fair value of $32,965,958 representing a 56.36% interest in the Club 2018-NP1. On the date of sale, the Company reversed the unrealized loss of $(334,812) and the accrued interest of $(2,261,777), recording realized losses of $(334,812). The Company acquired an additional residual interest in the securitization for $928,822, increasing the total interest in the Club 2018-NP1 to 57.95%.

The Company's portfolio of unsecured consumer loans consists of a large number of small balance homogeneous loans. As of December 31, 2019, the portfolio consisted of 16,769 loans having an average outstanding principal balance of $3,397 and a maximum balance of $50,000 at the time of origination. As of December 31, 2019, the unsecured consumer loans were issued with stated interest rates ranging from 4.0% to 36.0% with a weighted average interest rate of 22.8% based on outstanding principal of the unsecured consumer loans. As of December 31, 2018, the portfolio consisted of 42,206 loans having an average outstanding principal balance of $4,650 and maximum balance of $50,000 at the time of origination. As of December 31, 2018, the unsecured consumer loans were issued with stated interest rates ranging from 4.0% to 36.0% with a weighted average interest rate of 23.8% based on outstanding principal of the unsecured consumer loans.

The ability of the borrowers of the unsecured consumer loans to repay the Company are affected by their continuing financial stability. The credit risk of the unsecured consumer loans and the residual interest in securitizations is considered to be higher than for secured loans.

The Lending Platforms classify the unsecured consumer loans into separately identified pools by rating ("Rating"), which indicates the expected level of risk associated with the loan. Each Rating corresponds to an estimated average annualized loss rate range as of the time the Rating is given. The estimated annual loss rate for each loan is based primarily on a proprietary custom risk model developed by each of the Lending Platforms using their respective historical data, borrower specific factors and Fair Isaac Corporation score ("FICO score") obtained from a credit reporting agency. As part of the Rating determination, the Lending Platforms also consider borrower specific factors such as, but not limited to, credit related inquiries in the last six months and debt-to-income ratio.

Ratings are not consistent between Lending Platforms; as such the Company stratifies its unsecured consumer loans into separately identified pools based on the FICO score obtained from a credit reporting agency and as provided by each Lending Platform at origination. The stratified pools are designated "Super Prime," "Prime" or "Near Prime," and defined as follows: Super Prime loans as loans to borrowers with a FICO score of 720 or greater, Prime Loans as loans to borrowers with a FICO score of between 660 and 719 and Near Prime loans as loans to borrowers with a FICO score of between 600 and 659.

The following table summarizes the Company's unsecured consumer loans held as of December 31, 2019:

Category	Outstanding Principal	Fair Value	Interest Rate Range	Weighted Average Interest Rate*
Super Prime	$ 5,843,393	$ 4,976,027	4.0% - 24.1%	12.5%
Prime	15,373,837	12,085,497	6.0% - 36.0%	17.6%
Near Prime	35,739,194	36,539,013	6.0% - 36.0%	26.6%
Total Loans	**$ 56,956,424**	**$ 53,600,537**		**22.8%**

** Based on outstanding principal of the unsecured consumer loans.*

The following table summarizes the Company's unsecured consumer loans held as of December 31, 2018:

Category	Outstanding Principal	Fair Value	Interest Rate Range	Weighted Average Interest Rate*
Super Prime	$ 14,681,433	$ 14,254,372	4.0% - 24.1%	12.5%
Prime	40,595,103	38,015,262	4.0% - 36.0%	17.2%
Near Prime	140,986,722	128,808,361	6.0% - 36.0%	26.8%
Total Loans	**$ 196,263,258**	**$ 181,077,995**		**23.8%**

** Based on outstanding principal of the unsecured consumer loans.*

The following table summarizes the delinquency status of the unsecured consumer loans:

	December 31, 2019			December 31, 2018		
Delinquency Status	Outstanding Principal	Fair Value	% of Total	Outstanding Principal	Fair Value	% of Total
Current	$ 51,805,789	$ 51,699,159	90.96 %	$ 169,202,967	$ 167,074,145	86.22 %
1 - 30 days	1,326,654	918,599	2.33 %	12,803,482	10,594,053	6.52 %
31 - 60 days	1,239,797	548,416	2.18 %	5,399,530	1,952,646	2.75 %
61 - 90 days	1,026,902	270,659	1.80 %	4,451,532	954,000	2.27 %
91 - 120 days	1,557,282	163,704	2.73 %	4,405,747	503,151	2.24 %
Total Loans	**$ 56,956,424**	**$ 53,600,537**	**100.00%**	**$ 196,263,258**	**$ 181,077,995**	**100.00%**

9. Collateralized Loan Obligations

The CLO investments held by the Company's wholly owned subsidiary are subordinated debt interests in broadly syndicated loans managed by established collateral management teams with many years of experience in the industry.

The credit risk of a CLO is dependent on the underlying assets within the portfolio. For "traditional" CLOs, the collateral pool primarily consists of first lien, senior secured broadly syndicated bank loans (usually at least 90% of the total portfolio), and it may include a pre-determined allowable portion of other asset types such as second lien bank loans (which are highly leveraged) and unsecured debt, as well as middle market loans.

Some CLOs consist predominantly of middle market loans as the underlying collateral. The average rating of the underlying collateral is typically single-B, and the leveraged bank loans are typically floating rate, based on LIBOR.

The securities held at NGL are B or BB rated mezzanine debt that pay a quarterly interest coupon, based on the notional balance held and a fixed spread plus LIBOR, which resets after each payment. The principal is returned through the CLO waterfall at the earlier of the call date or expected maturity. As of December 31, 2019, based on outstanding notional balance, 38.7% of the portfolio was invested in single-B rated tranches and 61.3% of the portfolio in BB rated tranches with a fixed spread plus LIBOR at the most recent reset date.

As of December 31, 2019, the outstanding investment of comprised of 24 investments with a fair value of $129,052,554 and face value of $136,849,115. The average outstanding note is approximately $5,377,000 with a stated maturity date ranging from April 2027 to April 2032 and a weighted-average stated maturity of 11.3 years as of December 31, 2019. Coupons range from three-month LIBOR ("3ML") plus 5.45% to 9.45% with a weighted-average coupon of 3ML + 7.38%.

The Company purchased $129,052,554 aggregate principal of CLOs from various third party brokers during the year ended December 31, 2019, which are held by the Bank of New York Mellon as custodian.

10. Fair Value of Financial Instruments

The fair value of a financial instrument is defined as the price that we would receive upon selling an asset or pay to transfer a liability in an orderly transaction to an independent buyer in the principal or most advantageous market in which that financial instrument is transacted.

In all cases, the level in the fair value hierarchy within which the fair value measurement in its entirety falls has been determined based on the lowest level of input that is significant to the fair value measurement. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to each investment.

Unsecured Consumer Loans, Residual Interests in Securitizations, CLOs, Repurchase Agreements and Revolving Credit Facilities at Fair Value

All of our financial instruments measured at fair value on a recurring basis were classified as Level 3 as of December 31, 2019 and 2018. We did not transfer any assets or liabilities in or out of Level 3 during the years ended December 31, 2019 and 2018. Transfers between levels, should they occur, will be recognized at the beginning of the quarter during which the asset or liability was transferred.

The unsecured consumer loans, residual interests in securitizations, repurchase agreements, and revolving credit facilities do not trade in an active market with readily observable prices. For the unsecured consumer loans and residual interests in securitizations, fair value is estimated by using a discounted cash flow methodology based upon significant unobservable inputs, such as loss adjusted discount rates and projected loss rates. The loss adjusted discount rates are

used to discount the estimated future cash flows expected to be received from the underlying unsecured consumer loans, which includes both future principal and interest payments. The projected loss rates are based on the perceived credit risk inherent in each Rating of the unsecured loan portfolio. Repurchase agreements are collateralized with the security portfolio. As the carrying value of the repurchase agreement approximates fair value, there were no unobservable inputs that have been internally developed by the Company as of December 31, 2019. There were no credit facilities outstanding as of December 31, 2019. See Notes 8 and 11 for details of the unsecured consumer loans.

NGL qualifies as an investment company pursuant to ASC Topic 946, Financial Services-Investment Companies. Accordingly, the underlying CLO investments and repurchase agreements are carried at fair value and were retained in consolidation by the Company.

The following table shows the fair value of our unsecured consumer loans, residual interest in securitizations, CLOs, repurchase agreements, and revolving credit facilities disaggregated into the three levels of the ASC 820 valuation hierarchy as of December 31, 2019.

	Level 1	Level 2	Level 3	Total
Assets				
Unsecured consumer loans	$ —	$ —	$ 53,600,537	$ 53,600,537
Residual interests in securitizations	—	—	21,955,347	21,955,347
Collateralized loan obligations	—	129,052,554	—	129,052,554
Total investments at fair value	**$ —**	**$ 129,052,554**	**$ 75,555,884**	**$ 204,608,438**
Liabilities				
Reverse repurchase facilities	$ —	$ —	$ 41,603,000	$ 41,603,000
Revolving credit facilities	—	—	—	—
Total liabilities at fair value	**$ —**	**$ —**	**$ 41,603,000**	**$ 41,603,000**

For the year ended December 31, 2019, the Company had charge-offs of $28,944,655 and recoveries of $6,133,006 to Level 3 unsecured consumer loans. Also, the Company borrowed $59,387,000 and repaid $17,784,000 relating to repurchase agreements during 2019. In addition, the Company made principal repayments of $46,972,955 of revolving credit facilities during 2019.

The following table shows the fair value of our unsecured consumer loans, residual interest in securitizations, and revolving credit facilities disaggregated into the three levels of the ASC 820 valuation hierarchy as of December 31, 2018.

	Level 1	Level 2	Level 3	Total
Assets				
Unsecured consumer loans	$ —	$ —	$ 181,077,995	$ 181,077,995
Residual interests in securitizations	—	—	63,160,648	63,160,648
Total investments at fair value	**$ —**	**$ —**	**$ 244,238,643**	**$ 244,238,643**
Liabilities				
Revolving credit facilities	$ —	$ —	$ 46,972,955	$ 46,972,955

For the year ended December 31, 2018, the Company had charge-offs of $88,233,769 and recoveries of $12,855,452 to Level 3 unsecured consumer loans. In addition, the Company borrowed $58,893,493 and made principal repayments of $276,050,897 of revolving credit facilities during 2018.

Refer to Note 8 for details of the unsecured consumer loans.

The ranges of unobservable inputs used in the fair value measurement of our Level 3 financial instruments as of December 31, 2019 and 2018 were as follows:

December 31, 2019

Assets/Liabilities	Fair Value	Valuation Technique	Unobservable Input	Weighted Average	Range
Unsecured consumer loans	$ 53,600,537	Discounted cash flow	Loss-adjusted discounted rate	10.6%	4.23% - 15.60%
			Projected prepay rate	0.94%	0.00% - 13.88%
			Projected loss rate	0.65%	0.00% - 8.78%
			Recovery rate	9.83%	7.50% - 11.00%
Residual interests in securitizations	$ 21,955,347	Discounted cash flow	Forecasted prepay % of current balance	15.99%	15.56% - 19.65%
			Forecasted default % of current balance	13.55%	10.86% - 16.25%
			Severity	89.00%	89.00% - 89.00%
			Discount rate	11.73%	10.00% - 15.00%
Reverse repurchase facilities	$ 41,603,000	Cost	—	—	—

December 31, 2018

Assets/Liabilities	Fair Value	Valuation Technique	Unobservable Input	Weighted Average	Range
Unsecured consumer loans	$ 181,077,995	Discounted cash flow	Loss-adjusted discounted rate	10.91%	3.00% - 13.63%
			Projected prepay rate	3.61%	0.00% - 24.08%
			Projected loss rate	2.64%	0.00% - 15.62%
			Recovery rate	9.34%	7.50% - 11.00%
Residual interests in securitizations	$ 63,160,648	Discounted cash flow	Forecasted prepay % of current balance	33.94%	12.58% - 46.29%
			Forecasted default % of current balance	16.73%	9.75% - 21.50%
			Severity	89.00%	89.00% - 89.00%
			Discount rate	13.00%	12.00% - 15.00%
Revolving credit facilities	$ 46,972,955	Par	Unsecured consumer loans collateral	—	—

11. Securitization Special Purpose Entities

Special Purpose Entities ("SPEs") are entities designed to fulfill a specific limited need which are often used to facilitate transactions that involve securitizing financial assets. The objective of such transactions may include obtaining non-recourse financing, obtaining liquidity or refinancing the underlying securitized financial assets on more favorable terms than available on such assets on an unsecuritized basis. Securitization involving transfer or sale of assets to a SPE to convert all or a portion of those assets into cash before they would have been realized in the normal course of business, through issuance of debt or equity are generally considered a Variable Interest Entity ("VIE"). The investors holding a variable interest usually have recourse only to those assets sold or pledged to the SPE though may benefit from various forms of credit enhancement, such as over-collateralization, priority with respect to receipt of cash flows or subordination of mezzanine debt.

In determining the accounting treatment to be applied to securitization transactions, we conclude whether we have a VIE, and if so, whether we have control and therefore consolidate under GAAP.

Variable Interests in Securitizations

The Company retained variable interests including debt and equity that arose from securitization activities. We determine whether we are the primary beneficiary of a VIE upon our initial involvement based upon the facts and circumstances for each VIE which requires significant judgment. Our considerations in determining the VIE's most significant activities

and whether we have power to direct those activities include, but are not limited to, the VIE's purpose and design and the risks passed through to investors, the voting interests of the VIE, management, service and/or other agreements of the VIE, involvement in the VIE's initial design and the existence of explicit or implicit financial guarantees. In situations where we have determined that the power over a VIE's significant activities is shared, we assess whether we are the party with the power over the most significant activities. If we are the party with the power over the most significant activities, we meet the "power" criteria of the primary beneficiary. If we do not have the power over the most significant activities or we determine that decisions require consent of each sharing party, we do not meet the "power" criteria of being considered the primary beneficiary.

We assess our variable interests in a VIE both individually and in aggregate to determine whether we have an obligation to absorb losses of, or a right to receive benefits from, the VIE that could potentially be significant to the VIE. The determination of whether our variable interest is significant to the VIE requires significant judgment. In determining the significance of our variable interest, we consider the terms, characteristics and size of the variable interests, the design and characteristics of the VIE, our involvement in the VIE and our market-making activities related to the variable interests.

Through December 31, 2019, we held one securitization transaction determined to be the primary beneficiary of the associated VIE: MH 2016-LC1 created in 2016 with a total initial principal balance of $314,135,226. The assets of the securitized vehicle deemed a VIE consist of unsecured consumer loans, which are available for the benefit of the vehicle's sole beneficial interest holders and have a remaining principal balance of $2,699,311 and $17,722,637 as December 31, 2019 and 2018, respectively.

The debt holders of MH 2016-LC1 (Class A, B and C) have been fully satisfied as of December 31, 2019 with no additional financial support required and no future principal debt payments due.

The table below reflects the assets and liabilities recorded in our consolidated balance sheet related to our consolidated VIEs as of the dates presented. The assets and liabilities in the tables below are presented prior to consolidation and thus a portion of these assets and liabilities are eliminated in consolidation. As of December 31, 2019 and 2018, the Company held all the equity interests of the VIE.

	December 31, 2019	December 31, 2018
Restricted cash and cash equivalents	$ —	$ 4,956,275
Unsecured consumer loans at fair value	2,407,071	16,841,433
Due from LendingClub Corporation	23,761	179,529
Interest receivable	61,585	312,317
TOTAL ASSETS	**$ 2,492,417**	**$ 22,289,554**
Debt (net of debt issuance costs) related to consolidated VIE	—	9,798,386
Accrued expenses	—	106,211
Interest payable	—	51,979
Servicing fee payable	—	14,555
TOTAL LIABILITIES	**$ —**	**$ 9,971,131**

The following table reflects the income and expense amounts recorded in our consolidated statements of operations related to our consolidated VIE for the periods presented:

	For the Years Ended	
	December 31, 2019	December 31, 2018
Interest income	$ 1,926,712	$ 12,017,214
Other income	14,133	212,404
Fair value adjustments	(1,167,312)	(7,586,884)
Total net revenues	**$ 773,533**	**$ 4,642,734**
Interest and credit facility expenses	112,484	4,991,623
Servicing, collection and upfront fees	397,559	835,952
Net income (loss)	**$ 263,490**	**$ (1,184,841)**

Residual Interests in Securitization

In securitizations structured as a sale, in which the Company is not considered a primary beneficiary, we have sold pools of loans to trusts in exchange for cash and certificates evidencing residual ownership interests in the trusts and that the transactions were accounted for as sales under GAAP.

Our maximum exposure to loss related to the Company's residual interests in the Club 2018 securitization and the Club 2017 securitization is calculated as the maximum potential charge that we would recognize in earnings if that investment were to become worthless.

The following table presents the carrying amounts and classification of the assets and liabilities recorded on our combined consolidated balance sheets related to our variable interests in unconsolidated VIEs and the associated maximum exposure to loss.

	December 31, 2019	December 31, 2018
Residual Interests in LCIT 2016-NP1, at Fair Value	$ 567,723	$ 5,182,285
Residual Interests in LCIT 2016-NP1, at Amortized Cost	$ 578,602	$ 5,330,943
Residual Interests in LCIT 2016-NP2, at Fair Value	$ 1,261,359	$ 5,891,003
Residual Interests in LCIT 2016-NP2, at Amortized Cost	$ 1,362,117	$ 6,148,313
Residual Interests in Club 2018-NP-1, at Fair Value	$ 14,462,859	$ 37,101,320
Residual Interests in Club 2018-NP-1, at Amortized Cost	$ 14,980,764	$ 37,907,950
Residual Interests in Club 2017-NP-1, at Fair Value	$ 5,663,406	$ 14,986,040
Residual Interests in Club 2017-NP-1, at Amortized Cost	$ 5,974,319	$ 17,252,412

12. Revolving Credit Facilities

The ACL III Subsidiaries Facility and the ACL VII Facility are collectively referred to as “Revolving Credit Facilities”.

The Revolving Credit Facilities require us to hold unsecured consumer loans as collateral in order to borrow under the credit facilities. During the terms of the Revolving Credit Facilities, all principal and interest payments on the unsecured consumer loans held as collateral are used to pay facility expenses, interest expenses or applied to reduce the outstanding balance on the Revolving Credit Facilities.

The Revolving Credit Facilities contain restrictions pertaining to the unsecured consumer loans considered as eligible collateral. Restrictions on eligible collateral include, but are not limited to, the maximum and minimum size, maximum interest rate, original term and credit score of the borrower related to the unsecured consumer loans. The Revolving Credit Facilities also contain certain requirements relating to the portfolio of loans and portfolio performance, including, but are not limited to, minimum FICO score of borrowers, average aggregate principal amount payable, maximum delinquencies and charge-offs, maximum leverage ratios, minimum interest coverage ratios, minimum annual net income, violations of which could result in the early termination of the Revolving Credit Facilities. Borrowings on the Revolving Credit Facilities are generally limited to 50.0% to 80.0% of the outstanding eligible principal balance of the portfolio of unsecured consumer loans. The ACL IV Subsidiaries Facility includes portfolio excess concentration tests which if greater than specified concentration limits decrease the amount of eligible collateral. As of December 31, 2019 the Company held no principal in revolving credit facilities.

During the years ended December 31, 2019 and 2018, we accrued $0 and $93,746 respectively, of agent fees, unused line fees and debt issuance costs on the Revolving Credit Facilities, which are recorded as interest expense on the combined consolidated statements of operations.

The following table presents a summary of our Revolving Credit Facilities terms and payable as of December 31, 2018. There were no outstanding Revolving Credit Facilities open as of December 31, 2019.

	As of December 31, 2018		
Lender	**Interest Rate**	**Unused Line Fee**	**Outstanding Principal**
Texas Capital Bank	1-Mo LIBOR + 3.00%	—%	$ 33,405,226
Macquarie	1-Mo LIBOR + 3.00%	—%	13,567,729
Total outstanding principal			**$ 46,972,955**

13. Reverse Repurchase Facilities

On October 30, 2019, the NGL entered into a Master Repurchase Agreement (the "Repo Agreement") with Nomura Securities International, Inc. ("Nomura") to provide a borrowing facility ("Repo") from which NGL could pledge securities as collateral and borrow up to $105,000,000 under agreed upon terms. Under the terms of the Repo Agreement, NGL received cash up to 75% of the market value of securities with an interest charge of a minimum of 1.81% plus LIBOR, calculated as T-2 days for the reference rate. For the year ending December 31, 2019 the Company paid $28,061 of interest to Nomura. The term of the Repo is two years from commencement date subject to eight rolling three-month periods where upon each reset date, the entire Repo is closed and reopened, and borrowed interest is due to Nomura. Securities in the Repo can be purchased back at any time, subject to maintaining the agreed upon minimum draw on the Repo: 60% drawn during the ramp up period, as defined in the Repo Agreement, ending January 31, 2020, and subsequently extended to March 15, 2020, and 90% drawn subsequent to the end of the ramp up period. Should the value of the securities drop to an LTV greater than 77.5%, NGL Limited must contribute cash or securities to Nomura's collateral account until the combined value is below 70%. There was $0 of additional cash and securities pledged as collateral as of December 31, 2019.

Following tables present a summary of our repurchase agreement borrowings and interest as of December 31, 2019:

Master Repurchase Agreement	As of December 31, 2019
Principal Borrowed	$ 59,387,000
Principal Paid	(17,784,000)
Total Outstanding Principal	**$ 41,603,000**
Less: unamortized debt issuance cost	$ (459,375)
Total Outstanding Principal, net of unamortized debt issuance cost	**$ 41,143,625**

14. Mortgages Payable

The Company has outstanding mortgages payable that bear interest at either a fixed or variable rate. Each mortgage payable is secured by a respective real estate property and certain cash reserve accounts required by the borrowing agreements, which are included as restricted cash on the accompanying combined consolidated balance sheets. The following table presents a summary of our mortgages payable as of December 31, 2019 and 2018:

Mortgage Note	Interest Rate	Maturity Date	Amortizing or Interest Only	Outstanding Principal 12/31/2019	Outstanding Principal 12/31/2018
Lofton Place - Loan 1 (1)	3.97%	5/1/2023	Amortizing	$ —	$ 16,798,806
Lofton Place - Loan 2 (1)	4.71%	5/1/2023	Amortizing	—	3,303,028
Arlington Park (2)	4.08%	6/1/2023	Amortizing	—	9,570,355
The Resort - Loan 1 (3)	4.17%	7/1/2023	Amortizing	—	151,040,658
The Resort - Loan 2 (3)	4.80%	7/1/2023	Amortizing	—	23,261,394
Cordova Regency - Loan 1	4.55%	12/1/2023	Amortizing	8,887,443	9,026,000
Cordova Regency - Loan 2	4.61%	12/1/2023	Amortizing	2,313,359	2,349,000
Crestview at Oakleigh - Loan 1	4.55%	12/1/2023	Amortizing	11,311,649	11,488,000
Crestview at Oakleigh - Loan 2	4.61%	12/1/2023	Amortizing	2,321,238	2,357,000
Inverness Lakes - Loan 1	4.55%	12/1/2023	Amortizing	19,102,193	19,400,000
Inverness Lakes - Loan 2	4.61%	12/1/2023	Amortizing	5,219,584	5,300,000
Kings Mill - Loan 1	4.55%	12/1/2023	Amortizing	13,412,890	13,622,000
Kings Mill - Loan 2	4.61%	12/1/2023	Amortizing	3,868,401	3,928,000
Plantations at Pine Lake - Loan 1	4.55%	12/1/2023	Amortizing	11,635,599	11,817,000
Plantations at Pine Lake - Loan 2	4.61%	12/1/2023	Amortizing	2,240,482	2,275,000
Verandas at Rocky Ridge	4.55%	12/1/2023	Amortizing	10,048,344	10,205,000
Vinings Corner - Loan 1 (4)	4.46%	12/1/2023	Amortizing	—	26,223,866
Vinings Corner - Loan 2 (4)	5.50%	12/1/2023	Amortizing	—	6,171,466
Eastwood Village - Loan 1 (5)	4.60%	1/1/2024	Amortizing	—	19,193,889
Monterey Village - Loan 1 (5)	4.60%	1/1/2024	Amortizing	—	8,918,723
Hidden Creek - Loan 1 (5)	4.60%	1/1/2024	Amortizing	—	3,511,112
Meadow Springs - Loan 1 (5)	4.60%	1/1/2024	Amortizing	—	9,875,992
Meadow View - Loan 1 (5)	4.60%	1/1/2024	Amortizing	—	10,808,813
Peachtree Landing - Loan 1 (5)	4.60%	1/1/2024	Amortizing	—	13,169,716

Mortgage Note	Interest Rate	Maturity Date	Amortizing or Interest Only	Outstanding Principal 12/31/2019	Outstanding Principal 12/31/2018
Indigo [6]	4.49%	7/1/2023	Amortizing	—	26,908,723
Crestview at Cordova - Loan 1	4.43%	12/1/2020	Amortizing	4,433,837	4,614,974
Crestview at Cordova - Loan 2	4.43%	12/1/2020	Amortizing	3,075,035	3,080,300
Chesterfield [8]	4.51%	9/6/2024	Amortizing	4,333,338	4,350,000
Wyoming [8]	4.51%	9/6/2024	Amortizing	3,586,211	3,600,000
Grand Rapids [8]	4.51%	9/6/2024	Amortizing	5,439,086	5,460,000
Westland [8]	4.45%	9/6/2024	Amortizing	3,466,517	3,480,000
State Street [8]	4.45%	9/6/2024	Amortizing	3,332,040	3,345,000
Jackson [8]	4.45%	9/6/2024	Amortizing	6,669,060	6,695,000
Kalamazoo [8]	4.45%	9/6/2024	Amortizing	1,768,123	1,775,000
Canterbury Green - Loan 1	4.21%	10/1/2024	Amortizing	65,651,359	65,825,000
Canterbury Green - Loan 2	5.13%	10/1/2024	Amortizing	8,023,883	8,157,479
Abbie Lakes	4.20%	10/1/2024	Amortizing	10,412,678	10,440,000
Brooksedge	4.20%	10/1/2024	Amortizing	10,971,225	11,000,000
Reserve at Abbie Lakes	4.20%	10/1/2024	Amortizing	20,089,862	20,142,000
Lakes Edge	4.20%	10/1/2024	Amortizing	10,053,602	10,080,000
Sunbury Ridge	4.20%	10/1/2024	Amortizing	10,452,698	10,480,000
Stonebridge	4.20%	10/1/2024	Amortizing	15,439,890	15,480,000
Jefferson Chase	4.20%	10/1/2024	Amortizing	12,207,883	12,240,000
Lake Ridge	4.11%	11/1/2024	Amortizing	8,029,181	8,040,000
Okemos [8]	4.19%	3/6/2025	Interest Only	5,620,000	5,620,000
Lansing West [8]	4.19%	3/6/2025	Interest Only	1,305,000	1,305,000
Novi [8]	4.19%	3/6/2025	Interest Only	5,025,000	5,025,000
Lake Orion [8]	4.19%	3/6/2025	Interest Only	5,225,000	5,225,000
Ypsilanti [8]	4.19%	3/6/2025	Interest Only	2,630,000	2,630,000
Orchard Village	4.43%	12/1/2025	Interest Only	26,450,000	26,450,000
Sterling Crimson - Loan 1	4.20%	10/1/2026	Interest Only	41,250,601	41,250,000
Hawk's Ridge	4.20%	10/1/2026	Interest Only	24,825,000	24,825,000
Islander Village	4.20%	10/1/2026	Interest Only	10,800,000	10,800,000
Campus Quarters	4.20%	10/1/2026	Interest Only	14,175,000	14,175,000
District on Luther	4.20%	10/1/2026	Interest Only	32,058,000	32,058,000
West 22 - Loan 1	4.20%	10/1/2026	Interest Only	44,728,279	44,727,000
Legacy	4.77%	1/1/2029	Interest Only	7,480,000	7,480,000
University Crossing [7]	4.16%	2/1/2020	Amortizing	15,459,292	15,415,189
Union Place	4.39%	1/1/2029	Interest Only	51,800,000	51,800,000
Eastwood Village - Loan 2 [5]	4.39%	1/1/2024	Amortizing	—	3,167,030
Monterey Village - Loan 2 [5]	4.39%	1/1/2024	Amortizing	—	1,960,312
Hidden Creek - Loan 2 [5]	4.39%	1/1/2024	Amortizing	—	1,145,851
Meadow Springs - Loan 2 [5]	4.39%	1/1/2024	Amortizing	—	2,931,290
Meadow View - Loan 2 [5]	4.39%	1/1/2024	Amortizing	—	2,053,063
Peachtree Landing - Loan 2 [5]	4.39%	1/1/2024	Amortizing	—	2,065,623
Seasons	4.59%	2/1/2029	Interest Only	153,580,000	153,580,000
Abbie Lakes - Loan 2	5.82%	10/1/2024	Amortizing	2,610,023	2,615,000
Brooksedge - Loan 2	5.82%	10/1/2024	Amortizing	2,497,238	2,502,000
Reserve at Abbie Lakes - Loan 2	5.82%	10/1/2024	Amortizing	3,108,074	3,114,000
Lakes Edge - Loan 2	5.84%	10/1/2024	Amortizing	4,391,663	4,400,000
Sunbury Ridge - Loan 2	5.83%	10/1/2024	Amortizing	3,628,098	3,635,000
Stonebridge - Loan 2	5.84%	10/1/2024	Amortizing	2,842,604	2,848,000
Jefferson Chase - Loan 2	5.82%	10/1/2024	Amortizing	4,950,561	4,960,000
Lake Ridge - Loan 2	5.82%	11/1/2024	Amortizing	1,558,393	1,560,000
Villages of Baymeadows	4.14%	11/1/2027	Interest Only	76,560,000	76,560,000
Casa del Mar	4.14%	11/1/2027	Interest Only	12,240,000	12,240,000
Sutton Place	4.03%	12/1/2029	Interest Only	44,044,000	44,044,000
Silver Oaks	4.03%	12/1/2029	Interest Only	14,185,000	14,185,000
Steeplechase	4.07%	2/1/2028	Interest Only	36,668,000	36,668,000
West 22 - Loan 2	6.00%	10/1/2026	Amortizing	3,871,411	3,919,665

Mortgage Note	Interest Rate	Maturity Date	Amortizing or Interest Only	Outstanding Principal 12/31/2019	Outstanding Principal 12/31/2018
Sterling Crimson - Loan 2	6.04%	10/1/2026	Amortizing	1,836,512	1,859,209
Laurel Pointe	4.52%	6/1/2028	Interest Only	26,400,000	26,400,000
Bradford Ridge	4.54%	6/1/2028	Interest Only	10,000,000	10,000,000
Olentangy Commons	4.43%	6/1/2030	Interest Only	92,876,000	92,876,000
Villages of Wildwood	4.46%	8/1/2030	Interest Only	39,525,000	39,525,000
Falling Creek	4.52%	9/1/2030	Interest Only	19,335,000	19,335,000
Reserve at Abbie Lakes - Loan 3	5.88%	9/1/2024	Amortizing	5,643,780	5,713,344
Sunbury Ridge - Loan 3	5.94%	9/1/2024	Amortizing	1,229,457	1,244,418
Abbie Lakes - Loan 3	5.94%	9/1/2024	Amortizing	1,163,452	1,177,610
Brooksedge - Loan 3	5.90%	9/1/2024	Amortizing	2,403,439	2,432,937
Jefferson Chase - Loan 3	5.90%	9/1/2024	Amortizing	2,265,537	2,293,343
Lake Ridge - Loan 3	5.91%	9/1/2024	Amortizing	2,265,609	2,293,357
Crown Pointe	4.44%	9/1/2030	Interest Only	89,400,000	89,400,000
Canterbury Green - Loan 3	6.16%	10/1/2024	Amortizing	12,455,620	12,597,741
Ashwood Ridge	4.68%	10/1/2028	Interest Only	7,300,000	7,300,000
Lorring Park	4.83%	11/1/2030	Interest Only	47,680,000	47,680,000
Hamptons Apartments	4.61%	2/1/2031	Interest Only	79,520,000	—
The Isle	3.79%	7/1/2031	Interest Only	21,200,000	—
Druid Hills	4.26%	8/1/2046	Interest Only	79,104,000	—
Abbie Lakes - Loan 4	4.71%	10/1/2024	Amortizing	1,518,076	—
Reserve at Abbie Lakes - Loan 4	4.65%	10/1/2024	Amortizing	1,442,227	—
Lakes Edge - Loan 3	4.45%	10/1/2024	Amortizing	2,784,416	—
Sunbury Ridge - Loan 4	4.67%	10/1/2024	Amortizing	2,156,381	—
Stonebridge - Loan 3	4.48%	10/1/2024	Amortizing	6,726,787	—
Parcstone	3.14%	11/1/2029	Interest Only	30,127,000	—
Stone Ridge	3.14%	11/1/2029	Interest Only	14,662,000	—
Sterling Place	3.95%	11/1/2031	Interest Only	34,196,000	—
Total outstanding principal				$ 1,588,579,220	$ 1,659,875,276
Less: unamortized discount and debt issuance costs				(10,965,554)	(12,223,842)
Total mortgages payable, net of unamortized discount and debt issuance costs				$ 1,577,613,666	$ 1,647,651,434

(1) Lofton Place was disposed of on May 21, 2019 (Note 3). The mortgage payable was extinguished at date of sale.
(2) In January 2019, 70 of Arlington Park's 198 units and a portion of the land were condemned via eminent domain for $10,351,000. The mortgage payable was extinguished using the proceeds of the condemnation.
(3) Resort was disposed of on August 30, 2019 (Note 3). The mortgage payable was extinguished at date of sale.
(4) Vinings Corner was disposed of on January 18, 2019 (Note 3). The mortgage payable was extinguished at date of sale.
(5) South Atlanta was disposed of on June 28, 2019 (Note 3). The mortgage payable was extinguished at date of sale.
(6) Indigo was disposed of on September 12, 2019 (Note 3). The mortgage payable was extinguished at date of sale.
(7) Interest at a variable rate indexed to the one month USD LIBOR interest rate, plus 240 basis points. Rate noted is as of December 31, 2019.
(8) Michigan self-storage properties are presented as held-for-sale on the combined consolidated balance sheets.

On September 12, 2019, in connection with the sale of the Indigo property, as described in Note 3, *Recent Real Estate Transactions*, the Company utilized sale proceeds to repay the associated outstanding mortgage balance in the amount of $26,524,299. As a result, the Company recognized a loss on early extinguishment of debt of $2,705,879, which is included within interest expense on the combined consolidated statements of operations.

On August 30, 2019, in connection with the sale of the Resort property, as described in Note 3, *Recent Real Estate Transactions*, the Company utilized sale proceeds to repay the associated outstanding mortgage balance in the amount of $171,884,827. As a result, the Company recognized a loss on early extinguishment of debt of $17,392,319, which is included within interest expense on the combined consolidated statements of operations.

On June 28, 2019, in connection with the sale of the South Atlanta property, as described in Note 3, *Recent Real Estate Transactions*, the Company utilized sale proceeds to repay the associated outstanding mortgage balance in the amount of $78,123,489. As a result, the Company recognized a loss on early extinguishment of debt of $7,332,814, which is included within interest expense on the combined consolidated statements of operations.

On May 21, 2019, in connection with the sale of the Lofton Place property, as described in Note 3, *Recent Real Estate Transactions*, the Company utilized sale proceeds to repay the associated outstanding mortgage balance in the amount of $19,983,335. As a result, the Company recognized a loss on early extinguishment of debt of $1,105,621, which is included within interest expense on the combined consolidated statements of operations.

On January 18, 2019, in connection with the sale of the Vinings Corner property, as described in Note 3, *Recent Real Estate Transactions*, the Company utilized sale proceeds to repay the associated outstanding mortgage balance in the

amount of $26,190,231. As a result, the Company recognized a loss on early extinguishment of debt of $2,254,066, which is included within interest expense on the combined consolidated statements of operations.

On December 14, 2018, in connection with the sale of the Island Club property, as described in Note 3, *Recent Real Estate Transactions*, the Company utilized sale proceeds to repay the associated outstanding mortgage balance in the amount of $8,372,852. As a result, the Company recognized a loss on early extinguishment of debt of $253,114, which is included within interest expense on the combined consolidated statements of operations.

On November 15, 2018, in connection with the sale of the City West property, as described in Note 3, *Recent Real Estate Transactions*, the Company utilized sale proceeds to repay the associated outstanding mortgage balance in the amount of $22,965,349. As a result, the Company recognized a loss on early extinguishment of debt of $1,793,873, which is included within interest expense on the combined consolidated statements of operations.

On October 12, 2018, in connection with the sale of the Amberly Place property, as described in Note 3, *Recent Real Estate Transactions*, the Company utilized sale proceeds to repay the associated outstanding mortgage balance in the amount of $46,227,804. As a result, the Company recognized a loss on early extinguishment of debt of $2,114,967, which is included within interest expense on the combined consolidated statements of operations.

On August 30, 2018, in connection with the sale of the Matthews Reserve property, as described in Note 3, *Recent Real Estate Transactions*, the Company utilized sale proceeds to repay the associated outstanding mortgage balance in the amount of $19,738,402. As a result, the Company recognized a loss on early extinguishment of debt of $1,879,410, which is included within interest expense on the combined consolidated statements of operations.

On February 22, 2018, in connection with the sale of the St. Marin property, as described in Note 3, *Recent Real Estate Transactions*, the Company utilized sale proceeds to repay the associated outstanding mortgage balance in the amount of $62,309,441. As a result, the Company recognized a loss on early extinguishment of debt of $294,656, which is included within interest expense on the combined consolidated statements of operations.

On January 11, 2018, in connection with the sale of the Central Park property, as described in Note 3, *Recent Real Estate Transactions*, the Company utilized sale proceeds to repay the associated outstanding mortgage balance in the amount of $29,793,156. As a result, the Company recognized a loss on early extinguishment of debt of $3,681,326, which is included within interest expense on the combined consolidated statements of operations.

Future scheduled principal payments of mortgage payable are as follows: $29,323,327 (2020), $7,501,474 (2021), $10,663,318 (2022), $97,077,579 (2023), $260,480,480 (2024), and $1,183,533,042 (thereafter).

15. Ground Leases

The Company entered into three ground leases through acquisition of Druid Hills. The Company has right to extend the term of each ground lease, and thus such option period has been included within the calculation of the right of use assets and lease liabilities. As of December 31, 2019, the right-of-use asset and lease liability was $7,011,357 and $1,197,554, respectively. During the year ended December 31, 2019, the lease expense recognized on a straight-line basis was $28,647 and is included in property operating expenses on the combined consolidated statement of operations.

The Company utilized the risk-free rate over the term of the respective lease as the discount rate to be applied to its future lease payments when accounting for its right of use assets and lease liabilities, which was 4.26%.

The table below presents the summarized quantitative information with regard to lease contracts the Company has entered into as of December 31, 2019:

Category	Term
Weighted avg. remaining term - operating leases (months)	69
Weighted avg. remaining term - operating leases (years)	5.75
Weighted avg. annual discount rate - operating leases	4.26%

The future minimum lease payments to be paid under noncancellable leases in effect as of December 31, 2019 are as follows: $64,000 (2020), $64,000 (2021), $64,000 (2022), $64,000 (2023), $64,000 (2024), and $1,977,750 (thereafter).

16. Income Taxes

Income taxes consisted of the following for the years ended:

	December 31, 2019	December 31, 2018
Current federal tax benefit	$ —	$ —
Current state tax benefit (expense)	309,411	(31,936)
Net deferred federal tax expense	—	—
Net deferred state tax expense	—	—
Income tax benefit (expense)	**$ 309,411**	**$ (31,936)**

17. Equity

As of December 31, 2019 and 2018, the Company authorized 100,000,000 common shares, par value $0.001. NPH is the Company's sole common stockholder. As of December 31, 2019 and 2018, the Company paid an aggregate of $688,735,264 and $687,735,264 of dividends on common shares, respectively.

As of December 31, 2019 and 2018, the Company had 125 shares outstanding in connection with a private placement of 12.5% Series A Cumulative Non-Voting Preferred Stock, par value $0.001 per share (Series A Preferred Stock), respectively. In general, holders of Series A Preferred Stock are entitled to receive cumulative dividends semiannually at a per annum rate equal to 12.5% of the total purchase price of $1,000 per share plus accumulated and unpaid dividends. The Series A Preferred Stock is redeemable by the Company for $1,000 per share plus accumulated and unpaid dividends. Upon liquidation and dissolution of the Company, the holders of the Series A Preferred Stock are entitled to a liquidation preference in the amount of the share's purchase price, plus all accumulated and unpaid dividends. Series A Preferred Stock are not convertible or exchangeable for any other property or securities of the Company. As of December 31, 2019 and 2018, the Company paid an aggregate of $219,874 and $204,249 of dividends on Series A preferred shares, respectively.

18. Related Party Transactions

On December 31, 2013, the Company entered into a management assistance agreement with Prospect Administration LLC ("Prospect") to provide significant managerial assistance to the Company on behalf of PSEC. On January 1, 2018, the management assistance agreement was amended to increase the annual fee from $1,300,000 to $2,100,000.

In accordance with the Investment Company Act of 1940, PSEC must make available "significant managerial assistance" to the Company. Prospect provides assistance with significant guidance and counsel concerning the management, operations, and business objectives and policies to the Company. Services may include arranging financing, managing relationships with financing sources, restructuring existing debt and evaluating acquisition and divestiture opportunities. Prospect also exercises a controlling influence over the policies of the Company. On a quarterly basis, the Company pays a managerial assistance fee to Prospect for time and effort in assisting and providing commercial and mezzanine lending, investment banking, and private equity investing services. The Company incurred managerial assistance fees of $2,100,000 for each of the years ended December 31, 2019 and 2018, which are included in management fees in the accompanying combined consolidated statements of operations.

On a quarterly basis, the Company pays Prospect for professional services provided related to legal counsel, taxation, and general accounting. For the years ended December 31, 2019 and 2018, the Company incurred professional service fees of $390,215 and $439,135, respectively, which is included in general and administrative expenses in the accompanying combined consolidated statements of operations. As of December 31, 2019 and 2018, $142,280 and $141,159, respectively, is due to Prospect and is recorded by the Company as due to affiliates on the combined consolidated balance sheets.

As of December 31, 2019, $7,821 and $11,180 is due to Prospect Capital Management ("PCM") and PSEC, respectively, for reimbursement of expenses paid on behalf of the Company and is recorded by the Company as due to affiliates on the combined consolidated balance sheets.

As of December 31, 2018, $1,431 and $51,554 is due to Prospect Capital Management ("PCM") and PSEC, respectively, for reimbursement of expenses paid on behalf of the Company and is recorded by the Company as due to affiliates on the combined consolidated balance sheets.

The Company generally incurs a 2% to 3% structuring fee for the PSEC equity portion of each acquired property. The structuring fee is paid to PSEC for structuring and providing guidance for each purchase transaction. For the years ended December 31, 2019 and 2018, the Company incurred structuring fees of $1,638,087 and $1,899,547, respectively.

The Company generally incurs a transaction fee equal to 2% of the sale price of each disposed wholly owned property. The transaction fee is paid to PSEC for providing mergers and acquisitions and advisory services guidance in connection to certain disposition transactions. For the years ended December 31, 2019 and 2018, the Company incurred transaction fees of $7,595,000 and $496,000, respectively. These amounts are included in the management fee line item in the accompanying combined consolidated statements of operations.

The Company also entered into property management agreements with the non-controlling interest joint venture partners to manage the operations of the properties. The Company pays a monthly management fee of 2% - 6% of the gross monthly rents to the property managers. For the years ended December 31, 2019 and 2018, property management fees were $7,517,276 and $7,327,679, respectively, and are included in management fees in the combined consolidated statements of operations.

The Company also pays a monthly asset management fee up to 1.25% of the gross monthly rents to the property managers. For the years ended December 31, 2019 and 2018, asset management fees were $1,836,713 and $1,728,477, respectively. These amounts are included in the management fee line item in the accompanying combined consolidated statements of operations.

As of December 31, 2019 and 2018, $2,654,539 and $1,824,262 of management fees and asset management fees, respectively, were payable to property managers, and is included in due to affiliates in the accompanying combined consolidated balance sheets.

The property management agreements also stipulate that a construction management fee of 4% - 6% of project cost is to be paid to the property managers. For the years ended December 31, 2019 and 2018, capitalized construction management fees were $2,261,583 and $1,328,612, respectively, and is included within building and improvements in the accompanying combined consolidated balance sheets.

The Company generally incurs an acquisition fee from 0.5% to 1% of the purchase price of each acquired property. The acquisition fee is paid to the Property Managers for services rendered in connection with the investigation, selection, sourcing, due diligence and acquisition of a property or investment. For the years ended December 31, 2019 and 2018, the Company incurred acquisition fees of $1,653,250 and $2,126,500, respectively. The amounts related to the year ended December 31, 2019 and 2018 have been capitalized and included in real estate assets in the accompanying combined consolidated balance sheet.

In connection with the acquisitions of several properties during the year ended December 31, 2019, the Company has retained a portion of the non-controlling joint venture partners' acquisition fees as deferred acquisition fees. These deferred acquisition fees are earned by and payable to the non-controlling joint venture partner upon reaching certain performance measures. During the years ended 2019 and 2018, $1,920,500 and $1,494,000, respectively, were paid to the non-controlling joint venture partners, respectively. As of December 31, 2019, $2,614,000 of deferred acquisition fees were retained by the Company and included within due to affiliates on the combined consolidated balance sheets. As of December 31, 2019, $1,553,268 of deferred acquisition fees retained by the Company is included within restricted cash on the combined consolidated balance sheets.

In connection with the acquisitions of several properties during the year ended December 31, 2018, the Company has retained a portion of the non-controlling joint venture partners' acquisition fees as deferred acquisition fees. These deferred acquisition fees are earned by and payable to the non-controlling joint venture partner upon reaching certain performance measures. No performance measures have been met as of December 31, 2018. As of December 31, 2018, $3,383,000 of deferred acquisition fees were retained by the Company and included within due to affiliates on the combined consolidated balance sheets. As of December 31, 2018, $3,076,785 of deferred acquisition fees retained by the Company is included within restricted cash on the combined consolidated balance sheets.

The Company noted that certain expenses are paid for by the property managers and have yet to be reimbursed. As of December 31, 2019 and 2018, unreimbursed advances and other amounts due to related parties were $1,250,992 and $823,288, respectively, and are recorded by the Company as due to affiliates on the combined consolidated balance sheets.

19. Senior Secured Term Loans - Related Party

NPRC Credit Agreement

On April 1, 2014, the Company entered into a credit agreement (the "Credit Agreement") with PSEC in the form of a senior secured term loan. On December 31, 2018, the Company refinanced and amended the Credit Agreement. The Credit Agreement consists of a senior secured term loan A ("TLA") and senior secured term loan B ("TLB"), collectively referred to as the “Term Loans”. The refinancing resulted in an increase in the outstanding Term Loans from $498,202,638 to $638,553,250.

The amendment increased the interest rate floor, reduced the interest rate margins, extended the maturity dates, and replaced Net Operating Income Interest with Residual Profit Interest. The additional borrowings of $140,350,612 was used as an equity distribution to NPH. The maturity date of the senior secured term loans under the amended Credit Agreement is December 31, 2023. As of December 31, 2019 and 2018, the total commitment was $1,250,000,000 and $1,500,000,000, respectively. The Credit Agreement refinancing resulted in $12,771,065 of structuring fees, which was capitalized as a direct offset to the Term Loan balance on the combined consolidated balance sheets.

The Credit Agreement does not require payments on the outstanding principal until maturity, with prepayments allowed but may be subject to a prepayment penalty. During the year ended December 31, 2019, the Company has voluntarily pre-paid in aggregate $126,000,000 of the Term Loan B commitment under the Credit Agreement.

Upon restructuring, the Residual Profit Interest replaced the Net Operating Income Interest whereby the Company incurred net operating income interest equivalent to 500 basis points of the net operating income earned during the applicable period. The Company is required to make payments for Residual Profit Interest equivalent to 8.33% of the Residual Profit earned during the applicable period. The Company determines the Residual Profit as all Gross Receipts received by the Company less the sum of Operating Expenses, interest expense, structuring fees, M&A fees, and cost basis in connection to the sale of any real estate property during the applicable period.

Cash interest and Residual Profit Interest are payable in cash quarterly. PIK interest due quarterly is added to the outstanding principal balance of the loan or paid in cash, in whole or in part, at the option of the Company.

During the year ended December 31, 2019, the Company amended and restated the Credit Agreement. The restructuring resulted in a new tranch of senior secured term loan C ("TLC"). Under the amended and restated Credit Agreement, the new TLC incurs cash interest equivalent to three-month USD LIBOR rate with a floor of 1.00%, plus 12.00%, and PIK interest of 2.25%. The Company incurred $2,100,000 of structuring fees from this restructuring, which is deferred and amortized over the life of the senior secured term loan.

For the years ended December 31, 2019 and 2018, the Company incurred $2,100,000 and $12,810,449 of structuring fees for borrowings under the senior secured term loans, respectively. The structuring fees are deferred and amortized over the life of the senior secured term loan. For the years ended December 31, 2019 and 2018, $2,638,213 and $541,055 were amortized and recorded within interest expense on the combined consolidated statements of operations, respectively.

ACL Credit Agreement

On June 30, 2014, ACLLH, a wholly owned subsidiary of the Company, entered into a credit agreement with PSEC in the form of a senior secured term loan. On December 15, 2015, ACLL, a wholly owned subsidiary of the Company entered into a credit agreement (collectively referred to as the "ACL Credit Agreement") with PSEC in the form of senior secured term loan.

During the year ended December 31, 2018, the Company made non-cash contributions of $111,851,664 to NMF through a transfer and assignment from ACLLH to the Company of senior secured term loans with PSEC having an aggregate outstanding principal amount of $111,851,664. The ACL Credit Agreement outstanding principal balance was repaid in full.

Upon the Company’s refinancing of the Credit Agreement on December 31, 2018, the ACL Credit Agreement was terminated.

The following tables present a summary of our senior secured term loan terms and payable as of December 31, 2019 and 2018:

	As of December 31, 2019		
Senior Secured Term Loan	**Cash Rate**	**PIK Rate**	**Outstanding Principal**
Term Loan A	3-Mo LIBOR(1) + 3.50%	5.00%	$433,553,250
Term Loan B	3-Mo LIBOR(1) + 2.00%	5.50%	79,000,000
Term Loan C	3-Mo LIBOR(2) + 12.00%	2.25%	51,428,040
Total outstanding principal			**$563,981,290**
Less: unamortized debt issuance costs			(12,232,852)
Total senior secured term loans, net of debt issuance costs			**$551,748,438**

(1) Rates are accrued at minimum LIBOR floor of 300 basis points

(2) Rates are accrued at minimum LIBOR floor of 100 basis points

	As of December 31, 2018		
Senior Secured Term Loan	**Cash Rate (1)**	**PIK Rate**	**Outstanding Principal**
Term Loan A	3-Mo LIBOR + 3.50%	5.00%	$433,553,250
Term Loan B	3-Mo LIBOR + 2.00%	5.50%	205,000,000
Total outstanding principal			**$638,553,250**
Less: unamortized debt issuance costs			(12,771,065)
Total senior secured term loans, net of debt issuance costs			**$625,782,185**

(1) Rates are accrued at minimum LIBOR floor of 300 basis points

For the year ended December 31, 2019, the Company incurred $37,664,128, $30,836,965, and $27,066,176 of cash interest, PIK interest, and Residual Profit Interest, respectively. For the year ended December 31, 2019, a total of $30,640,296 of PIK interest was paid in cash on the senior secured term loans. As of December 31, 2019, $1,217,623 of cash interest and $196,668 of PIK interest is recorded by the Company as due to affiliates on the combined consolidated balance sheets.

For the year ended December 31, 2018, the Company incurred $47,579,438, $36,296,683, and $7,070,522 of cash interest, PIK interest, and Net Operating Income Interest, respectively. For the year ended December 31, 2018, a total of $36,600,419 of PIK interest was paid in cash on the senior secured term loans. As of December 31, 2018, $935 of cash interest, $0 of PIK interest and $655,958 of Net Operating Income Interest is recorded by the Company as due to affiliates on the combined consolidated balance sheets.

20. Commitments and Contingencies

The Company believes that it has complied with the requirements of the mortgage payable by obtaining the requisite third party insurance coverage for losses that may be incurred at the properties. Losses for amounts below the threshold of the deductible amounts specified in certain of the Company's insurance policies are self-insured; however, management does not believe that this exposure will have a material adverse effect on the Company's combined consolidated financial position or results of operations.

Periodically, the Company may become involved in various investigations, claims and legal proceedings that arise in the ordinary course of the business. The Company does not believe that there are any proceedings threatened or pending, if determined adversely, that would have a material adverse effect on the financial position, results of operations, or liquidity of the Company.

21. Subsequent Events

On January 9, 2020, the Company sold the Michigan self-storage portfolio to an unaffiliated third party for a gross sales price of $102,000,000. The Company recognized a gain of $48,964,341 in connection with the sale.

On January 23, 2020, the Company invested $22,814,950 to purchase collateralized loan obligations.

On March 27, 2020, Vesper Kennesaw, LLC (West 22) entered into supplemental mortgage agreement for $2,615,000. The supplemental mortgage is secured by the real estate property and certain cash reserve accounts required by the borrowing agreements. The supplemental mortgage accrues interest 4.06% and matures on October 1, 2026.

On March 31, 2020, the Company invested $10,848,750 to purchase collateralized loan obligations.

On April 8, 2020, the Company invested $1,051,250 to purchase collateralized loan obligations.

On June 4, 2020, Vesper Manhattan KS, LLC (The Gramercy) entered into refinancing mortgage agreement for $14,679,000. The refinanced mortgage accrues interest at 1-month LIBOR + 3.04% and matures on June 4, 2030.

On June 12, 2020, Crestview at Cordova, LLC entered into refinancing mortgage agreement for $12,952,000. The refinanced mortgage accrues interest at 1-month LIBOR + 2.90% and matures on July 1, 2030.

On June 19, 2020, the Company amended and restated the Credit Agreement. Upon restructuring, the total commitment was increased to $1,500,000,000. The restructuring resulted in a new tranch of senior secured term loan D ("TLD") for $183,425,355, funded on a cashless basis as a debt-for-equity exchange. Under the amended and restated Credit Agreement, the new TLD incurs cash interest equivalent to three-month USD LIBOR rate with a floor of 3.00%, plus 0.50%, and PIK interest of 2.50%. The Company incurred $3,668,507 of structuring fees from this restructuring, which is deferred and amortized over the life of the senior secured term loan.

In early 2020, an outbreak of the novel strain of coronavirus (COVID-19) emerged globally. The spread of COVID-19 around the world in the first quarter of 2020 has caused significant volatility in U.S. and international markets. There is significant uncertainty around the breadth and duration of business disruptions related to COVID-19, as well as its impact on the U.S. and international economies and, as such, the Company is unable to determine if it will have a material impact to its operations.

The Company has evaluated subsequent events through June 30, 2020, the date of which these combined consolidated financial statements were available to be issued, and has determined that, except for the above, there have not been any additional events that have occurred that would require adjustments to, or disclosures in, the combined consolidated financial statements.